EXECUTION COPY
                                                               --------------

                           SECURED CREDIT AGREEMENT

                         Dated as of August 31, 2001

                                   between

                    WELLS-GARDNER ELECTRONICS CORPORATION,

                           an Illinois corporation,

                     AMERICAN GAMING & ELECTRONICS, INC.,

                            a Nevada corporation,

                                     and

                          AMERICAN NATIONAL BANK AND
                           TRUST COMPANY OF CHICAGO

                              TABLE OF CONTENTS

                                                                       Page



 ARTICLE I   DEFINITIONS ........................................      1

      1.1  Definitions...........................................      1

      1.2  Other Interpretive Provisions.........................     15

      1.3  Accounting Principles.................................     16

 ARTICLE II  THE CREDITS ........................................     16

      2.1  Description of Facility...............................     16

           2.1.1  Revolving Facility.............................     16

           2.1.2  Term Facility..................................     16

           2.1.3  Use of Proceeds................................     16

      2.2  Advances..............................................     16

           2.2.1  Commitment.....................................     16

           2.2.2  Termination....................................     16

           2.2.3  [INTENTIONALLY OMITTED]........................     17

           2.2.4  Types of Advances..............................     17

           2.2.5  Minimum Amount of Each Advance.................     17

           2.2.6  Method of Selecting Types and Interest Periods
                  for New Advances...............................     17

           2.2.7  Conversion and Continuation of Outstanding
                  Advances.......................................     17

      2.3  Facility Letters of Credit............................     18

           2.3.1  Obligation to Issue............................     18

           2.3.2  Types and Amounts..............................     18

           2.3.3  Conditions.....................................     19

           2.3.4  Procedure for Issuance of Facility Letters of
                  Credit.........................................     19

           2.3.5  Reimbursement Obligations......................     20

           2.3.6  Participation..................................     20

           2.3.7  Payment of Reimbursement Obligations...........     21

           2.3.8  Compensation for Facility Letters of Credit....     21

           2.3.9  Facility Letter of Credit Collateral Account...     21

      2.4  General Facility Terms................................     22

           2.4.1  Fees; Reductions in Aggregate Commitment.......     22

           2.4.2  Optional Principal Payments; Mandatory
                  Principal Payments.............................     23

           2.4.3  Changes in Interest Rate, etc..................     23

           2.4.4  Rates Applicable After Default.................     23

           2.4.5  Method of Payment..............................     23

           2.4.6  Recovery of Payment............................     24

           2.4.7  Collateral.....................................     24

           2.4.8  Notes; Telephonic Notices......................     24

           2.4.9  Interest Payment Dates; Interest and Fee Basis.     24

           2.4.10  Principal and Interest Payments Upon The Term
                   Loan..........................................     25

           2.4.11  Notification of Advances, Interest Rates, and
                   Prepayments...................................     25

           2.4.12  Lending Institutions..........................     25

           2.4.13  Non-Receipt of Funds by the Lender............     25

           2.4.14  Withholding Tax Exemption.....................     25

           2.4.15  Maintenance of Balances and Lock Box Account..     26

 ARTICLE III CHANGE IN CIRCUMSTANCES ............................     26

      3.1  Yield Protection......................................     26

      3.2  Changes in Capital Adequacy Regulations...............     27

      3.3  Taxes.................................................     27

      3.4  Lender Statements; Survival of Indemnity..............     28

 ARTICLE IV  CONDITIONS PRECEDENT ...............................     29

      4.1  Initial Advance and Facility Letter of Credit.........     29

      4.2  Each Advance and Facility Letter of Credit............     31

 ARTICLE V   REPRESENTATIONS AND WARRANTIES .....................     31

      5.1  Corporate Existence and Standing......................     31

      5.2  Authorization and Validity............................     32

      5.3  No Conflict; Government Consent.......................     32

      5.4  Financial Statements..................................     32

      5.5  Material Adverse Change...............................     32

      5.6  Taxes.................................................     33

      5.7  Litigation and Contingent Obligations.................     33

      5.8  Subsidiaries..........................................     33

      5.9  ERISA.................................................     33

      5.10 Accuracy of Information...............................     34

      5.11 Regulation U..........................................     34

      5.12 Material Agreements...................................     34

      5.13 Compliance With Laws..................................     34

      5.14 Ownership of Properties...............................     34

      5.15 Environmental Matters.................................     34

      5.16 Investment Company Act................................     35

      5.17 Public Utility Holding Company Act....................     35

      5.18 Intentionally Omitted.................................     35

      5.19 Intellectual Property.................................     35

      5.20 Labor.................................................     35

      5.21 Solvency..............................................     35

      5.22 Post-Retirement Benefits..............................     35

      5.23 Insurance.............................................     36

      5.24 Insurance Certificate.................................     36


 ARTICLE VI  COVENANTS ..........................................     36

      6.1  Financial Reporting...................................     36

      6.2  Use of Proceeds.......................................     38

      6.3  Notice of Default.....................................     39

      6.4  Conduct of Business...................................     39

      6.5  Taxes.................................................     39

      6.6  Insurance.............................................     39

      6.7  Compliance with Laws..................................     39

      6.8  Maintenance of Properties.............................     39

      6.9  Inspection............................................     39

      6.10 Financial Covenants...................................     40

           6.10.1  Leverage Ratio................................     40

           6.10.2  Interest Coverage Ratio.......................     40

           6.10.3  Fixed Charge Coverage Ratio...................     40

           6.10.4  Capital Expenditures..........................     40

      6.11 [Intentionally Omitted]...............................     40

      6.12 Indebtedness..........................................     40

      6.13 Merger................................................     41

      6.14 Sale of Assets........................................     41

      6.15 Investments and Acquisitions..........................     41

      6.16 Liens.................................................     42

      6.17 Prohibition of Negative Pledge........................     43

      6.18 Affiliates............................................     43

      6.19 Amendments to Agreements..............................     43

      6.20 Sale of Accounts......................................     43

      6.21 Fiscal Year...........................................     43

      6.22 Limitation on the Creation of Subsidiaries............     43

      6.23 Subsidiary Dividends..................................     44

      6.24 Repayment of Subordinated Debt........................     44

 ARTICLE VII DEFAULTS ...........................................     44

 ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES.....     47

      8.1  Acceleration..........................................     47

      8.2  Amendments............................................     47

      8.3  Preservation of Rights................................     48

 ARTICLE IX  GENERAL PROVISIONS .................................     48

      9.1  Survival of Representations...........................     48

      9.2  Governmental Regulation...............................     48

      9.3  Taxes.................................................     48

      9.4  Headings..............................................     48

      9.5  Entire Agreement......................................     49

      9.6  Several Obligations; Benefits of this Agreement.......     49

      9.7  Expenses; Indemnification.............................     49

      9.8  Numbers of Documents..................................     49

      9.9  Accounting............................................     49

      9.10 Severability of Provisions............................     49

      9.11 Nonliability of Lenders...............................     50

      9.12 Confidentiality.......................................     50

      9.13 Nonreliance...........................................     50

 ARTICLE X   SETOFF; RATABLE PAYMENTS ...........................     50

      10.1 Setoff................................................     50

      10.2 Ratable Payments......................................     50

 ARTICLE XI  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATION ...     51

      11.1 Successors and Assigns................................     51

      11.2 Participation.........................................     51

           11.2.1  Permitted Participants; Effect................     51

           11.2.2  Voting Rights.................................     52

           11.2.3  Benefit of Setoff.............................     52

      11.3 Assignments...........................................     52

           11.3.1  Permitted Assignments.........................     52

           11.3.2  Effect; Effective Date........................     52

      11.4 Dissemination of Information..........................     53

      11.5 Tax Treatment.........................................     53

 ARTICLE XII NOTICES ............................................     53

      12.1 Notices...............................................     53

      12.2 Change of Address.....................................     53

 ARTICLE XIIICOUNTERPARTS .......................................     54

 ARTICLE XIV CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF
             JURY TRIAL .........................................     54

      14.1 Choice of Law.........................................     54

      14.2 Consent to Jurisdiction...............................     54

      14.3 Waiver of Jury Trial..................................     54

      14.4 Joint and Several Obligations.........................     54

 SCHEDULE 1       [Deleted]

 SCHEDULE 2       [Deleted]

 SCHEDULE 5.5     Material Adverse Changes since June 30, 2001

 SCHEDULE 5.6     Exceptions to Tax Representations

 SCHEDULE 5.7     Pending Litigation

 SCHEDULE 5.8     Borrower's Subsidiaries

 SCHEDULE 5.9     Exceptions to ERISA Representation with respect to Plan
                  Withdrawals

 SCHEDULE 5.14    Exceptions to Representation Concerning Ownership of
                  Properties

 SCHEDULE 5.15    Exceptions to Representation Concerning Environmental
                  Matters

 SCHEDULE 6.12    Permitted Indebtedness

 SCHEDULE 6.15    (viii) Description of Existing Investments

 SCHEDULE 6.18    Transactions with Affiliates



 EXHIBIT A        Form of Compliance Certificate

 EXHIBIT B        Form of Revolving Note and Term Note

 EXHIBIT C        Form of Security Agreement

 EXHIBIT D        Form of Facility Letter of Credit Request

 EXHIBIT E        Form of Opinion of Outside Counsel For Borrower

 EXHIBIT F        Form of Written Money Transfer Instructions

 EXHIBIT G        Form of Stock Pledge Agreement

 EXHIBIT H        Borrowing Base Certificate

 EXHIBIT I        Authorization to File UCC Financing Statements

                               CREDIT AGREEMENT

      This Credit Agreement (this "Agreement"), dated as of August 31, 2001, is between WELLS-GARDNER ELECTRONICS CORPORATION, an Illinois corporation ("W-G"), AMERICAN GAMING & ELECTRONICS, INC., a Nevada corporation ("AGE") ((W-G and AGE herein together with their successors and assigns (if and as permitted hereunder) are referred to both jointly and individually as the "Borrower")), and AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO (the "Lender"). The parties hereto agree as follows:


                                  ARTICLE I

                                 DEFINITIONS

      1.1 Definitions. As used in this Agreement, the following terms shall have the meanings herein specified unless the context otherwise requires:

      "Account" means any right to payment for goods sold or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance or delivery.

      "Account Debtor"  has  the  meaning stated  therefor  in  the  Security
 Agreement.

      "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its respective Subsidiaries (i) acquires any going concern business or all or substantially all of the assets of any firm, corporation or division thereof, whether through the purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or membership interests in a limited liability company.

      "Advance" means a borrowing hereunder consisting of the amount of the Loan made by the Lender to the Borrower on the same Borrowing Date.

      "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

      "AGE" is defined in the preamble.

      "Aggregate Available Revolving Commitment" means, at any date of determination thereof, the Aggregate Revolving Commitment minus the sum of
 (i) the Facility Letter of Credit Obligations then outstanding and (ii) the aggregate principal amount of all Revolving Advances then outstanding.

      "Aggregate Commitment" means the aggregate of the Lender's Commitments as reduced from time to time pursuant to the terms hereof.

      "Aggregate Revolving Commitment" means $12,000,000.

      "Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

      "Applicable Fee Rate" means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment as set forth in the Pricing Schedule.

      "Applicable Letter of Credit Percentage" means at any time the percentage set forth on the Pricing Schedule for Letters of Credit.

      "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

      "Article" means an article of this Agreement unless another document is specifically referenced.

      "Authorized Officer" means any of the Chairman, President, Executive Vice President, Vice President, Chief Financial Officer, Secretary or Treasurer of the Borrower, or any other senior officer of the Borrower designated as such in writing to the Lender by the Borrower, in each case acting singly.

      "Bank One" means Bank One Corporation.

      "Benefit Plan" means each employee benefit plan as defined in Section 3(3) of ERISA of the Borrower and each of their respective Subsidiaries.

      "Borrower" has the meaning stated in the preamble.

      "Borrowing Base" means an amount equal to the lesser of (1) $12,000,000 or (2) an amount, adjusted as described below, equal to (a) 85% of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to the Account Debtor thereof in connection therewith) of all existing Eligible Accounts that are set forth in the Schedule of Accounts then most recently delivered by the Borrower to the Lender and all existing Eligible Accounts that are set forth in any Schedule of Accounts delivered by the Borrower to the Lender since the date of such Schedule of Accounts, which amount shall be reduced by 100% of the face amount of all payments which the Borrower has received on or in connection with its Eligible Accounts since the date of such Schedule of Accounts, plus
 (b) the lesser of (i) $6,000,000 or (ii) 35% of Eligible Raw Material Inventory plus 50% of Eligible Finished Goods Inventory all as set forth in the Schedule of Inventory then most recently delivered by the Borrower to the Lender and all existing Eligible Inventory set forth in any Schedule of Inventory delivered by the Borrower to the Lender since the date of such Schedule of Inventory; provided, however, that, notwithstanding any contrary provision contained herein, the Lender may elect at any time after five days prior notice to the Borrower, in its reasonable discretion exercised in good faith, to change the foregoing method of calculating the Borrowing Base by reducing advances against Eligible Accounts and Eligible Inventory, or to deduct additional reserves from the Borrowing Base. For purposes hereof, unless otherwise notified by the Borrower, the Lender will assume that all monies collected in the Lock Box (as defined in the Security Agreement) are payments of Eligible Accounts.

      "Borrowing Date" means a date on which an Advance is made hereunder.

      "Business Day" means (i) with respect to any borrowing, payment and for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities.

      "Borrowing Notice" is defined in Section 2.2.6.

      "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

      "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

      "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

      "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Institution or any corporation controlling any Lender.

      "Closing Date" means August 31, 2001.

      "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

      "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower and its Subsidiaries (other than the Property of WEA) in or upon which a Lien now or hereafter exists in favor of the Lender.

      "Commercial Letter of Credit" means any Facility Letter of Credit that is a commercial or trade Letter of Credit.

      "Commitment" means the obligation of Lender to make Loans and issue Facility Letters of Credit in an aggregate amount not exceeding the Aggregate Commitment, as such amount may be modified from time to time pursuant to the terms hereof.

      "Commitment Fee" has the meaning stated in Section 2.4.1.1(ii).

      "Compliance Certificate" means a compliance certificate, substantially in the form of Exhibit A hereto, signed by the chief financial officer or treasurer of the Borrower, showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

      "Condemnation" is defined in Section 7.8.

      "Consolidated Capital Expenditures" means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

      "Consolidated Funded Indebtedness" means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

      "Consolidated Indebtedness" means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

      "Contingent Obligation" of a Person means, without duplication, any agreement, undertaking or arrangement by which such Person directly or indirectly assumes guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement, comfort letter, take-or-pay contract or application or reimbursement agreement for a Letter of Credit but excluding any endorsement of instruments for deposit or collection in the ordinary course of business.

      "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

      "Credit Party" means the Borrower.

      "Current Assets" means the value of the current assets of Borrower and its Subsidiaries determined in accordance with GAAP.

      "Current Liabilities" means as of any date, the aggregate amount of all liabilities of Borrower and its Subsidiaries determined in accordance with GAAP which would, in accordance with GAAP, be classified as current liabilities by a Person conducting a business the same as or substantially similar to that of Borrower. Current Liabilities include, but are not limited to, all outstanding Revolving Advances and Reimbursement Obligations.

      "Debt" means as of any time the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which would be listed as a liability on a consolidated balance sheet of the Borrower in accordance with GAAP consistently applied, and in any event including all indebtedness and liabilities of any other person which the Borrower or any of its Subsidiaries may guarantee or otherwise be responsible or liable for (other than any liability arising out of the endorsement of commercial paper for deposit or collection in the ordinary course of business), all indebtedness and liabilities secured by any lien on any property of the Borrower or any of its Subsidiaries, whether or not the same would be classified as a liability on a balance sheet, the liability of the Borrower or any of its Subsidiaries, in respect to banker's acceptances and letters of credit, and the aggregate amount of rentals or other consideration payable by the Borrower or any of its Subsidiaries over the remaining unexpired term of all capital leases (determined in accordance with GAAP), but excluding all general contingency reserves and reserves for deferred income taxes and investment credit.

      "Default" means an event described in Article VII.

      "Dollars", "U.S. Dollars" and "$" mean dollars in lawful currency of the United States of America.

      "Debt Service Coverage Ratio" for a given period means the ratio of (i) EBIT plus depreciation and amortization minus unfunded Consolidated Capital Expenditures and paid cash taxes, to (ii) Interest Expense, plus scheduled principal payments upon Consolidated Funded Indebtedness (excluding Excess Cash Flow Payments).

      "EBIT" means for the applicable period earnings before interest and taxes of the Borrower and its Subsidiaries taken as a whole.

      "EBITDA" means for the applicable period, earnings before interest, taxes, depreciation and amortization of the Borrower and its Subsidiaries taken as a whole calculated, unless otherwise provided herein based upon such items for the rolling twelve months immediately preceding the date of calculation.

      "Eligible Account" means any of the Accounts of the Borrower or any of its Subsidiaries which meets each of the following requirements: (i) if it arises from the sale of goods, such goods have been shipped or delivered to the Account Debtor thereof or such goods are being invoiced in accordance with the Borrower's or such Subsidiary's customary progress billings in accordance with GAAP; (ii) it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on such Account Debtor's part or to any claim on such Account Debtor's part denying liability thereunder in whole or in part; (iii) it is subject to a perfected Lien in the Lender's favor and is not subject to any other Lien whatsoever, except for Permitted Liens; (iv) it is evidenced by an invoice (dated not later than the date of shipment to the Account Debtor or performance and having a due date not more than 60 days after the date of invoice (except for progress payments due from Tropical Gaming, which payments are secured by a security interest in equipment sold to Tropical Gaming, and Lender has received an assignment of such security interest in form acceptable to Lender) rendered to such Account Debtor, and is not evidenced by any instrument or chattel paper; (v) it is payable in Dollars; (vi) it is not accounts owing by any governmental agency or body, (vii) it is not owing by any Account Debtor residing, located or having its principal activities or place of business outside the United States of America or Canada (excluding the Province of Quebec, and excluding any other province of Canada unless UCC type filings acceptable to Lender's counsel are already on file in the province of Canada where the Account Debtor resides), or who is not subject to service of process within the continental United States of America, unless it is secured by a letter of credit in form and substance acceptable to the Lender in the Lender's sole discretion or, it is an account owing by one or more of the Account Debtors listed on Schedule 1.1 hereto and such accounts in the aggregate do not exceed twenty percent (20%) of the total of Eligible Accounts; (viii) it is not owing by any Account Debtor involved in any bankruptcy or insolvency proceeding; (ix) it is not owing by any of the Borrower's Affiliates; (x) it is not unpaid more than 90 days after the date of such invoice; (xi) it is not owing by an Account Debtor which shall have failed to pay in full any invoice evidencing any Account within 90 days after the date of such invoice, unless the total invoice amounts of such Account Debtor which have not been paid within 90 days of the date of such invoice represent less than 25% of the total invoice amounts (or in the case of WMS/Midway Gaming, less than 50% of the total invoice amounts) then outstanding of such Account Debtor; (xii) it is not an account upon which the Account Debtor is any of the Borrower's Subsidiaries; (xiii) it is the Aristocrat Receivable; and
 (xiv) it is not an Account as to which the Lender, at any time or times hereafter, determines, in good faith, that the prospect of payment or performance by the Account Debtor thereof is or will be impaired. An Account of the Borrower which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

      "Eligible Finished Goods Inventory" means Eligible Inventory which consists of Finished Goods ready for immediate sale in the Borrower's and its Subsidiaries' ordinary course of business and is not greater in amount than the Borrower's Inventory sold during the prior twelve month period.

      "Eligible Inventory" means the Borrower's and its Subsidiaries' raw materials and finished goods at cost which meets each of the following requirements: (i) it is in the Borrower's possession actual or constructive and in such condition that it may be sold in the ordinary course of the Borrower's and its Subsidiaries' business (after processing, in the case of raw materials); (ii) in the case of goods held for sale, it is unused (except as the Bank may otherwise consent in writing) except in the case of refurbished parts, games and monitors held for resale in the ordinary course of Borrower's business; (iii) it is owned by the Borrower or its Subsidiaries and is subject to a perfected Lien in the Lender's favor and is not subject to any other Lien whatsoever, except for Permitted Liens; (iv) it is not an item awaiting return to vendors; (v) it is not a Non-Stock Item; (vi) it is maintained in compliance with all governmental and governmental agency regulations; and (vii) the Lender, in good faith, has determined, in accordance with the Lender's customary business practices, that it is not unacceptable due to age, type, category and/or quantity. Any of the Borrower's and its Subsidiaries Inventory which is Eligible Inventory at any time, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

      "Eligible Raw Material Inventory" means all Eligible Inventory which is not Eligible Finished Goods Inventory.

      "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or
 (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

      "Eurodollar Advance" means an Advance which, except as otherwise provided herein, bears interest at the applicable Eurodollar Rate.

      "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate determined by the Lender to be the rate at which Bank One offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

      "Eurodollar Loan" means a Loan which,  except as otherwise provided  in
 Section 2.11, bears interest at the applicable Eurodollar Rate.

      "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1.0% if the rate is not such a multiple.

      "Excess Cash Flow" means for a period, Borrower's and its Subsidiaries' EBIT for such period plus depreciation and amortization expense for such period minus (a) interest expense for such period, (b) required principal payments on Indebtedness from borrowed funds for such period (including Capitalized Lease Obligations and voluntary prepayments of the Term Loan during such period), and (c) income tax expense for such period.

      "Excess Cash Flow Payments" is defined in Section 2.4.10.

      "Excluded Taxes" means, in the case of the Lender or applicable Lending Installation, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender is incorporated or organized, (ii) the jurisdiction in which the Lender's principal executive office or applicable Lending Institution is located, or
 (iii) any other taxes to which the Lender or its applicable Lending Institution would be subject without regard to any Loan made pursuant to this Agreement.

      "Facility Letter of  Credit Collateral Account"  is defined in  Section
 2.3.9.

      "Facility Letter of Credit Obligations" means, at any date of determination thereof, all liabilities, whether actual or contingent, of the Borrower in respect of the Facility Letters of Credit, including, without limitation, the sum of (i) Reimbursement Obligations and (ii) the aggregate undrawn face amount of any outstanding Facility Letters of Credit.

      "Facility Letter of Credit Request" is defined in Section 2.3.4.

      "Facility Letters of Credit" means, collectively, the Letters of Credit issued by the Lender pursuant to Section 2.3.

      "Fiscal Year" means, with respect to the Borrower or any of its Subsidiaries, the one year fiscal period beginning on January 1 and ending on the last day of each calendar year.

       "Floating Rate" means, for any day, a rate per annum equal to the Prime Rate for such day plus the Applicable Margin, in each case changing when and as the Prime Rate changes.

      "Floating Rate Advance" means an Advance, which except as otherwise provided herein, bears interest at the Floating Rate.

      "Funded Debt to EBITDA Ratio" is defined in the Pricing Schedule.

      "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 6.10, including defined terms as used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2000 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lender.

      "Gross Up Event" means the occurrence of any of the events stated in Sections 3.1 or 3.2 hereof.

      "Indebtedness" of a  Person means, without  duplication, such  Person's
 (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens, or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Rate Hedging Obligations, (vii) Contingent Obligations and
 (viii) Subordinated Debt.

      "Intangible Assets" means the amount (to the extent reflected in determining consolidated stockholders' equity) of (i) all write-ups in the book value of any asset owned or acquired by the Borrower or a Subsidiary,
 (ii) all goodwill, covenants not to compete, prepayments, deferred charges, franchises, patents, trademarks, service marks, trade names, brand names and copyrights, (iii) all deferred financing costs (including, but not limited to, unamortized debt discount and expense, organization expense and experimental and development expenses, but excluding prepaid expenses), and
 (iv) leasehold improvements not recoverable at the expiration of a lease.

      "Intellectual Property" is defined in Section 5.19 hereof.

      "Interest Expense" means, for any period of calculation, all interest expense on Indebtedness, calculated for such period for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

      "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

      "Internally Generated by Borrower's Operations" means with respect to funds, funds which are (i) derived from Borrower's and its Subsidiaries' ordinary course of business operations; or (ii) proceeds of sales of Borrower's and its Subsidiaries' assets permitted hereunder.

      "Inventory" shall have the meaning stated therefor in the Security Agreement.

      "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers, employees and sales Lenders made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person, stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person.

      "Issuance Date" means, with respect to any Facility Letter of Credit, the date on which such Facility Letter of Credit is issued hereunder.

      "Issuance Fee" means, with respect to any Letter of Credit on the Issuance Date thereof, the Applicable Letter of Credit Percentage times the maximum amount of such Letter of Credit or such other issuance fee as the Borrower and the Lender shall have agreed upon in writing.

      "Lender" is defined in the preamble to this Agreement.

      "Lending  Installation"  means  any   office,  branch,  subsidiary   or
 affiliate of the Lender.

      "Letter of Credit" of a Person means a letter of credit, or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

      "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, filed financing statement, assignment, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

      "Loan" means a loan or any continuation thereof made by Lender pursuant to Article II.

      "Loan Documents" means this Agreement, the Notes, the Security Agreement and any other documents and agreements contemplated hereby and executed by the Borrower or a Subsidiary in favor of the Lender or any Lender.

      "Material Adverse Effect" means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its respective obligations under any of the Loan
 Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender or the Lenders thereunder.

      "Material Indebtedness" is defined in Section 7.5.

      "Multiemployer Plan" means a Plan defined in Section 3(37) of ERISA to which the Borrower or any member of the Controlled Group may have any liability.

      "Net Income" shall mean, for any period, the net income (or loss), after provision for taxes, of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period but excluding any unrealized losses and gains for such period resulting from mark-to-market of Rate Hedging Agreements.

      "Net Proceeds" of a sale means the gross proceeds from such sale minus the ordinary and customary out of pocket costs paid to third parties with respect to such sale.

      "Note" means collectively, the Term Note and Revolving Note, substantially in the form of Exhibit B hereto, with appropriate insertions, duly executed and delivered to the Lender by the Borrower and payable to the order of Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory notes.

      "Non-stock Item" is an item of Inventory that is so customized for a particular anticipated purchaser that it would not generally be marketable to Persons other than such purchaser.

      "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees arising under the Loan Documents, all Facility Letter of Credit Obligations, Rate Hedging Obligations, and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lender or any indemnified party hereunder arising under the Loan Documents or under any Rate Hedging Agreement.

      "Operating Cash Flow" for a given period means EBITDA less Consolidated Capital Expenditures, measured to date and annualized before March 31, 2001 and thereafter measured for the immediately preceding trailing twelve months.

      "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals effective at the option of the lessor) of one year or more.

      "Other Taxes" is defined in Section 3.3(ii).

      "Participants" is defined in Section 12.2.1.

      "Payment Date" means the last Business Day of each month commencing August 31, 2001, and ending on the later to occur of the Revolving Facility Termination Date and the Term Facility Termination Date.

      "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

      "Permitted Lien" is defined in Section 6.16.

      "Person" means any natural person, corporation, limited liability company, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

      "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

      "Prepayment Date" is defined in Section 2.4.1.

      "Pricing Schedule" means the Schedule attached hereto identified as such.

      "Prime Rate" means a rate per annum equal to the prime rate or base rate of interest announced by Lender from time to time, changing when and as said corporate base rate changes. Any change in the Prime Rate shall take effect at the opening of business on the date specified in the announcement of such change. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

      "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

      "Rate Hedging Agreement" means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates. including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

      "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Hedging Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

      "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

      "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

      "Reimbursement Obligations" means, at any time, the aggregate of the obligations of the Borrower to the Lender in respect of all unreimbursed payments or disbursements made by the Lender under or in respect of drawings or payments otherwise under the Facility Letters of Credit.

      "Rent" of a Person means for any given period the aggregate amounts paid by such Person under all Operating Leases.

      "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

      "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

      "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

      "Revolving Advance" means an Advance under the Revolving Facility pursuant to Section 2.1.1.

      "Revolving Facility Termination Date" means with respect to Revolving Advances and Facility Letter of Credit Obligations, August 31, 2003 or any earlier date on which the Aggregate Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

      "Revolving Note" is defined in Section 2.1.4.

      "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

      "Schedule of Accounts" means an aged trial balance and reconciliation to the Borrowing Base in form and substance satisfactory to the Lender (which may at the Lender's discretion include copies of original invoices) listing the Borrower's and its Subsidiaries' Accounts, to be delivered to the Lender by the Borrower and its Subsidiaries pursuant to Section 6.1(iv).

      "Schedule of Inventory" means a schedule in form and substance satisfactory to the Lender listing the Borrower's and its Subsidiaries' Inventory, to be delivered to the Lender by the Borrower pursuant to Section 6.1(iv), describing such Inventory by category, age and type.

      "Schedule of Payables" means a detailed aged schedule in form and substance satisfactory to the Lender listing the Borrower's and its Subsidiaries' accounts payable, to be delivered on a monthly basis to the Lender by the Borrower pursuant to Section 6.1(iv).

      "SEC" means the Securities and Exchange Commission, or any Person succeeding to any of its principal functions.

      "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

      "Security Agreements" means the Security Agreement and Financing Statement to be delivered to Lender by the Borrower substantially in the form of Exhibit C hereto.

      "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

      "Standby Letter of Credit" means any Facility Letter of Credit that is a standby Letter of Credit.

      "Stock Pledge Agreement" means the agreement to be delivered by Borrower to Lender in the form of Exhibit G hereto.

      "Subordinated Debt" means  any unsecured Indebtedness  of the  Borrower
 (a) no part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the later of the Revolving Facility Termination Date or the Term Facility Termination Date, and the payment of the principal of and interest on which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of principal of and interest (including post-petition interest) on the Notes and all other obligations and liabilities of the Borrower to the Lender and the Lenders hereunder on terms and conditions first approved in writing by the Required Lenders and (b) otherwise containing terms, covenants and conditions satisfactory in form and substance to the Required Lenders, as evidenced by their prior written approval thereof, including without limitation the Indebtedness evidenced by the Subordinated Notes.

      "Subordinated  Notes"   means   collectively   all   notes   evidencing
 Subordinated  Debt   whether  now   existing   or  hereafter   arising   and
 substitutions or replacements therefor.

      "Subsidiary" of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association (including business trusts), joint venture, limited liability company or other entity in which such Person directly or indirectly through Subsidiaries, has more than 50% voting or equity interest at the time.

      "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than five percent (5%) of the consolidated assets of the Borrower and its Subsidiaries as at the last day of the calendar month ending on or most recently ended prior to the date on which such determination is made, or (ii) is responsible for more than five percent (5%) of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries for the period of twelve complete consecutive calendar months ending on or most recently ended prior to the date on which such determination is made.

      "Tangible Net Worth" means at any time, Borrower's and its Subsidiaries consolidated (a) Total Assets minus (b) Total Liabilities, Intangible Assets, notes receivable from Affiliate and prepaid expenses, all computed in accordance with GAAP.

      "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

      "Term Commitment" means $4,700,000.

      "Term Facility Termination Date" means the earlier of (i) the date on which all Obligations become due and payable under Section 8.1 hereof or
 (ii) August 31, 2003.

      "Term Loan" is defined in Section 2.1.2.

      "Term Note" is defined in Section 2.1.4.

      "Total Assets" means Borrower's and Subsidiaries' consolidated total assets calculated in accordance with GAAP.

      "Total Liabilities" means Borrower's and its Subsidiaries' consolidated total liabilities calculated in accordance with GAAP.

      "Transferee" is defined in Section 12.4.

      "Type" means with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

      "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans as if such Plans were terminating on such date under Section 4041 of ERISA.

      "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

      "WEA" means Wells Eastern Asia Displays, a Malaysian corporation.

      "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

      1.2  Other Interpretive Provisions.

           (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

           (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.


           (c) Error! Bookmark not defined. The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                (i)  The  term  "including"   is  not   limiting  and   means
           "including without limitation."

                (ii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                (iii) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

           (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

           (e)  The  captions  and  headings   of  this  Agreement  are   for
 convenience of reference only and shall not affect the interpretation of this Agreement.

           (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Lender or the Lenders by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

           (g) This Agreement and the other Loan Documents are the result of negotiations between and have been reviewed by counsel to the Lender and Borrower and are the products of all parties. Accordingly, they shall not be construed against the Lender merely because of the Lender's involvement in their preparation.

      1.3 Accounting Principles. Error! Bookmark not defined. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

           (a) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Borrower.


                                  ARTICLE II

                                 THE CREDITS

      2.1  Description of Facility.

           2.1.1 Revolving Facility. Upon the terms and subject to the conditions set forth in this Agreement, the Lender hereby grants to the
 Borrower a revolving credit facility pursuant to which prior to the Revolving Facility Termination Date: (i) Lender agrees to make Revolving Advances to the Borrower in accordance with Section 2.2; and (ii) Lender agrees to issue Facility Letters of Credit in accordance with Section 2.3; provided, however, that in no event may the sum of (1) the aggregate principal amount of all outstanding Revolving Advances and (2) the Facility Letter of Credit Obligations exceed the Aggregate Revolving Commitment.

           2.1.2 Term Facility. Lender agrees, on the terms and conditions set forth herein, to make a single loan to the Borrower ("Term Loan") on the Closing Date in an amount not to exceed the Term Commitment. Amounts borrowed upon the Term Loan which are repaid by the Borrower or from any other source may not be reborrowed.

           2.1.3 Use of Proceeds. The proceeds of the Revolving Advances and the Term Loan will be used solely to refinance the Borrower's existing Indebtedness to Lender and for Borrower's general business purposes.

           2.1.4     Notes Evidencing Loans.

           (a) The Revolving Loans shall be evidenced by a promissory note (herein, as the same may be amended, modified or supplemented from time to time, and together with any renewals thereof or exchanges or substitutions therefor, called the "Revolving Note"), substantially in the form set forth in Exhibit B, with appropriate insertions, dated the Closing Date (or such other date prior thereto as shall be satisfactory to the Lender), payable to the order of the Lender in the principal amount of $12,000,000, or the aggregate unpaid principal amount of all Revolving Loans, whichever is less. The date and amount of each Revolving Loan made by the Lender and of each repayment of principal thereon received by the Lender shall be recorded by the Lender in its records or, at its option, on a schedule attached to the Revolving Note. The aggregate unpaid principal amount so recorded shall be presumptive evidence of the principal amount owing and unpaid on the Revolving Note. The failure so to record any such amount or any error in so recording any such amount, however, shall not limit or otherwise affect the Borrower's obligations hereunder or under the Revolving Note to repay the principal amount of the Revolving Loans together with all interest accruing thereon.

           (b) The Term Loan shall be evidenced by a term note (herein, as amended, modified or supplemented from time to time, and together with any renewals thereof or exchanges or substitutions therefor, called the "Term Note"), substantially in the form set forth in Exhibit B, with appropriate insertions, dated the Closing Date, payable to the order of the Lender in the original principal amount of the Term Loan. The Term Note will be payable in monthly principal installments of (i) $80,000 plus accrued and unpaid interest, commencing on the last Business Day of September, 2001 and on the last Business Day of each and every consecutive month thereafter through December 31, 2001, and (ii) $100,000 commencing on the last Business Day of January, 2002, and on the last Business Day of each and every consecutive month thereafter, together with a final installment of any amount then outstanding, payable on August 31, 2003.

      2.2  Advances.

           2.2.1 Commitment. From and including the date of this Agreement and prior to the Revolving Facility Termination Date, Lender agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding (after giving effect to the intended use of proceeds of any Loan used to repay any outstanding Reimbursement Obligations) the amount of the Borrowing Base. Subject to the terms of this Agreement, the Borrower may borrow, repay, and reborrow Revolving Advances only from Lender at any time prior to the Revolving Facility Termination Date. The Commitment of Lender to lend hereunder shall expire on the Revolving Facility Termination Date.

           2.2.2 Termination. All outstanding Revolving Advances owing to Lender shall be paid in full by the Borrower on the Revolving Facility Termination Date. All outstanding Term Loans owing to Lender shall be paid in full by the Borrower on the Term Facility Termination Date. All other unpaid Obligations owing to Lender shall be paid on the later to occur of the Revolving Facility Termination Date and the Term Facility Termination Date.

           2.2.3 Types of Advances. The Revolving Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof (unless Level III Status or Level IV Status is in existence, in which event Revolving Advances shall be Floating Rate Advances only), selected by the Borrower in accordance with Sections 2.2.5 and 2.2.6. The Term Loan shall be a Floating Rate Advance.

           2.2.4 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $100,000 (and in multiples of $100,000 if in excess thereof) and each Floating Advance shall be in the minimum amount of $10,000 (and in multiples of $10,000 if in excess thereof); provided, however, that any Advance may be in the amount of the unused Aggregate Available Revolving Commitment should the Aggregate Available Revolving Commitment be less than $100,000.

           2.2.5 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Lender irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

                (i) the Borrowing Date, which shall be a Business Day, of such Advance,

                (ii) the aggregate amount of such Advance,

                (iii) the Type of Advance selected, and

                (iv) in the  case of  each Eurodollar  Advance, the  Interest
                     Period applicable thereto.

 Not later than noon (Chicago time) on each Borrowing Date, Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Borrower at Lender's address specified pursuant to Article XIII.

           2.2.6 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.2.6 or are repaid in accordance with Section
 2.3.6. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.3.6 or (y) the Borrower shall have given the Lender a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.2.5, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Lender irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

                (i) the requested date, which shall be a Business Day, of such conversion or continuation,

                (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

                (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

      2.3  Facility Letters of Credit.

           2.3.1 Obligation to Issue. From and including the date of this Agreement and prior to the Business Day prior to the Revolving Facility Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to issue for the account of the Borrower or one or more of its Subsidiaries, one or more Letters of Credit not exceeding either of the limits stated in Sections 2.1.1 and 2.3.2(iv).

           2.3.2     Types and  Amounts.    The Lender  shall  not  have  any
 obligation to and shall not:

                (i) issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by the Lender, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon the Lender;

                (ii) issue any Facility Letter of Credit if, after giving effect thereto, the sum of (a) the Facility Letter of Credit Obligations and (b) the aggregate unpaid principal balance of the Revolving Advances would exceed the Aggregate Revolving Commitment;

                (iii) issue any Facility Letter of Credit which has an expiry date (a) later than twelve months after the Issuance Date thereof or (b) after the Facility Termination Date; or

                (iv) issue any Facility Letter of Credit if, after giving effect to such Facility Letter of Credit requested hereunder, the Facility Letter of Credit Obligations would exceed $2,000,000 in the aggregate.

           2.3.3 Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 4.1 and 4.2, the obligation of the Lender to issue any Facility Letter of Credit is subject to the satisfaction in full of each of the following conditions:


                (i) the Borrower shall have delivered to the Lender at such times and in such manner as the Lender may reasonably prescribe such documents and materials as may be required pursuant to the terms of the requested Facility Letter of Credit (it being understood that if any inconsistency exists between the Lender's Facility Letter of Credit documents and the Loan Documents, the terms of the Loan Documents shall govern and control) and the requested Facility Letter of Credit shall be reasonably satisfactory to the Lender as to form and content; and

                (ii) as of the Issuance Date, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Lender from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Lender and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Lender shall prohibit or request that the Lender refrain from the issuance of Letters of Credit generally or the issuance of such requested Facility Letter of Credit in particular.

           2.3.4     Procedure for Issuance of Facility Letters of Credit.

           (a) The Borrower shall give the Lender written notice not later than noon (Chicago time) at least three Business Days before the Issuance Date of any requested Facility Letter of Credit (each a "Facility Letter of Credit Request") (except that, in lieu of such written notice, the Borrower may give the Lender notice of such request by tested telex or other tested arrangement satisfactory to the Lender). Such Facility Letter of Credit Request shall be irrevocable and shall specify:

           (1) the stated amount of such requested Facility Letter of Credit;

           (2)  the Issuance Date (which day shall be a Business Day);

           (3) the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than either (i) twelve months after its Issuance Date or (ii) the Revolving Facility Termination
                Date);

           (4) the purpose for which such Facility Letter of Credit is to be issued;

           (5) the Person for whose benefit the requested Facility Letter of Credit is to be issued; and

           (6) whether the requested Facility Letter of Credit will be a Commercial Letter of Credit or a Standby Letter of Credit.

 Prior to the issuance of the requested Facility Letter of Credit, the Borrower shall provide the Lender with a copy of the form of the Facility Letter of Credit it is requesting to be issued.

           (b) Subject to the terms and conditions of this Section 2.3.4 and provided that the applicable conditions set forth in Sections 4.1 (in the case of the initial Facility Letter of Credit), 4.2 and 2.3.3 have been satisfied, the Lender shall, on the applicable Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Lender's usual and customary business practices.

           (c) The Lender shall not extend or amend any Facility Letter of Credit unless the requirements of Sections 2.3.2 and 2.3.4 are met.

           2.3.5     Reimbursement Obligations.

           (a) Error! Bookmark not defined. The Lender shall promptly notify the Borrower of any draw or other payment under any
           Facility Letter of Credit. The Borrower shall reimburse the Lender for drawings under any such Letters of Credit or payments under Bankers Acceptances (including the Lender's issuing costs) no later than the Business Day after the payment in respect of such Facility Letter of Credit by the Lender, together with interest thereon at the Prime Rate plus 2% per annum from the date of payment on such Facility Letter of Credit by the Lender to and including the date on which the Lender is reimbursed for such payment by the Borrower.

                (i) Any Reimbursement Obligation with respect to any Facility Letter of Credit which is not paid on the date when due in accordance with Section 2.3.5(a)(i) shall (A) if there is availability for such an Advance pursuant to Section 2.1.1, be automatically converted on such date into a Revolving Advance and shall bear interest at the Floating Rate or (B) if there is no availability for an Advance pursuant to Section 2.1.1, be payable on demand and bear interest until paid at a rate per annum equal to the sum of (a) the Prime Rate plus (b) 3% per annum.

           (b) Any action taken or omitted to be taken by the Lender under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Lender under any resulting liability to any Lender or, assuming that the Lender has complied with the procedures specified in Section 2.3.4(b) and such Lender has not given a notice contemplated by Section 2.3.6(a) that continues in full force and effect, relieve such Lender of its obligations hereunder to the Lender. In determining whether to pay under any Facility Letter of Credit, the Lender shall have no obligation relative to the Borrower other than to confirm that any documents required to be delivered under such Facility Letter of Credit appear to comply on their face with the requirements of such Facility Letter of Credit.

           2.3.6     [Intentionally Omitted]

           2.3.7     Payment of Reimbursement Obligations.

           (a) The Borrower agrees to pay to the Lender the amount of all Reimbursement Obligations, interest and other amounts payable to the Lender under or in connection with each Facility Letter of Credit immediately when due, irrespective of any claim, set-off, defense or other right which the Borrower or any Subsidiary may have at any time against the Lender, the Lender or any other Person, under all circumstances, including without limitation, any of the following circumstances:

                (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                (ii) the existence of any claim, setoff, defense or other right which the Borrower or any Subsidiary may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Lender, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

                (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

                (v)  the occurrence of any Default or Unmatured Default.

           (b) In the event any payment by the Borrower or any Subsidiary received by the Lender with respect to a Facility Letter of Credit is thereafter set aside, avoided or recovered from the Lender for any reason or under any circumstances including without limitation, in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, such amount shall immediately become a Reimbursement Obligation immediately due and payable to Lender from Borrower.

           2.3.8 Compensation for Facility Letters of Credit. Borrower shall pay to the Lender on or before the Issuance Date of each Letter of Credit (or such later date as the Borrower and such Lender shall agree upon in writing), and shall also pay from time to time Lender's reasonable and customary costs of, and fees for, issuing and servicing such Letter of Credit.

           2.3.9 Facility Letter of Credit Collateral Account. The Borrower hereby agrees that it will, until the final expiration date of any Facility Letter of Credit and thereafter as long as any Facility Letter of Credit Obligation is outstanding or payable to the Lenders, maintain a special cash collateral account (the "Facility Letter of Credit Collateral Account") at the Lender's office at the address specified pursuant to
 Article XIII, in the name of the Borrower but under the sole dominion and control of the Lender, for the benefit of the Lender and in which the Borrower shall have no interest other than as set forth in Section 8.1. Upon demand of the Lender after (a) an Event of Default has occurred and is continuing, (b) the Maturity Date, or (c) any time the Lender determines it does not have adequate collateral, the Borrower shall deposit funds into the Facility Letter of Credit Collateral Account up to the amount of the Facility Letter of Credit Obligations in existence from time to time. Nothing in this Section 2.3.9 shall either obligate the Lender to require the Borrower to deposit any funds in the Facility Letter of Credit Collateral Account or limit the right of the Lender to release any funds held in the Facility Letter of Credit Collateral Account other than as required by Section 8.1.

      2.4  General Facility Terms.

           2.4.1     Fees; Reductions in Aggregate Commitment.


           2.4.1.1 Fees. The Borrower agrees to pay to the Lender the following fees:

                (i)  Closing Fee.   On the Closing  Date, the Borrower  shall
           pay to the Lender a one time non-refundable closing fee of $50,000.

                (ii) Commitment Fee. A nonrefundable quarterly commitment fee equal to the product of the figure designated on the Pricing Schedule as the Applicable Fee Rate and (b) the average non-utilized portion of the Aggregate Revolving Commitment during such quarter, which commitment fee shall be deemed earned in its entirety on the date of this Agreement (the "Commitment Fee"). The Commitment Fee shall be payable quarterly in arrears on November 1, 2001 and on the first Business Day of each February, May, August and November thereafter prior to the Facility Termination Date for Revolving Advances with the outstanding unpaid balance of such fee due on the Facility Termination Date for Revolving Advances.

           2.4.1.2 Reductions in Aggregate Revolving Commitment. The Borrower may permanently reduce the Aggregate Revolving Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least three Business Days' written notice to the Lender, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Commitment may not be reduced below an amount equal to the sum of (a) the aggregate principal amount of the outstanding Revolving Advances plus (b) the outstanding Facility Letter of Credit Obligations.

           2.4.2 Optional Principal Payments; Mandatory Principal Payments. In addition to funds collected in the Lock Box, the Borrower may from time to time pay all outstanding Floating Rate Advances, or, pay in a minimum aggregate amount of $300,000 or any integral multiple of $100,000 in excess thereof, without penalty or premium, any portion of the outstanding Floating Rate Advances upon prior notice to the Lender not later than 10:30 a.m. (Chicago time) at least one (1) Business Day before the date of such prepayment. Notwithstanding anything in this Section 2.4.2 to the contrary,
 (a) if at any time (i) the sum of the aggregate unpaid principal balance of the Advances plus the Facility Letter of Credit Obligations exceeds the Aggregate Commitment, or (ii) the sum of the aggregate unpaid principal balance of the Revolving Advances plus the Facility Letter of Credit Obligations exceeds the Aggregate Revolving Commitment, the Borrower shall, make an immediate mandatory payment on the Advances and/or Revolving Advances equal to such excess; (b) if Borrower or any of its Subsidiaries sell one or more assets having an aggregate value in excess of $100,000 (except for the sale of Inventory in the ordinary course of business) Borrower shall make an immediate mandatory prepayment upon the Term Loan in the amount of Net Proceeds (less the amount of such Net Proceeds reinvested by Borrower in the purchase of replacement assets which are the same in type and use as the assets sold) received by Borrower (or its Subsidiaries as the case may be) from such sale; (c) if Borrower or any Subsidiary receives directly or indirectly Net Proceeds from the sale or issuance of equity or debt securities of Borrower or any of its Subsidiaries or from Indebtedness for borrowed money incurred by Borrower or any of its Subsidiaries (other than Permitted Indebtedness), Borrower shall make an immediate mandatory prepayment upon the Term Loan in the amount of such Net Proceeds received by Borrower (or its Subsidiaries as the case may be); and (d) Borrower shall make the mandatory prepayments stated in Section 2.4.10.

           2.4.3 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.2.7, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.2.7 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest
 Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Lender as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.2.6 and 2.2.7 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

           2.4.4 Rates Applicable After Default. During the continuance of a Default, each Advance shall bear interest at a rate per annum equal to the rate otherwise applicable to the Advance plus, to the extent permitted by law, 3% per annum.

           2.4.5 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender's address specified pursuant to Article XII, or at any other Lending Institution of the Lender specified in writing by the Lender to the Borrower, by noon (local time at the relevant Lending Institution) on the date when due. The Lender is hereby authorized to charge the account of the Borrower maintained with Lender for each payment of principal, interest and fees as it becomes due hereunder.

           2.4.6 Deposits to the Borrower's Account. The Lender shall have the right to deposit all proceeds of the Loans to any of the Borrower's accounts with the Lender and shall have the right to charge such account (or any other account in the Borrower's name) for all Obligations due from and payable by the Borrower.

           2.4.7     Collateral and Audits.

           (a) Payment and performance of all of the Obligations shall be secured by the Collateral pursuant to the Security Agreements, and the Stock Pledge Agreements.

           (b)  The Borrower  agrees  that  it will,  at  its  sole  expense,
 (i) without any request by the Lender, immediately deliver, or cause to be delivered to the Lender, in due form for transfer (e.g., endorsed in blank or accompanied by duly executed blank stock or bond powers), all securities (including those hereafter acquired), chattel paper, instruments and documents of title, if any, at any time representing all or any of the Collateral, (ii) without request by the Lender, cause the Lender's security interest under the Loan Documents to be at all times duly noted on any certificate of title issuable with respect to any of the Collateral and forthwith deliver or cause to be delivered to the Lender each such certificate of title provided, that this section shall not apply to motor vehicles with a purchase price less than $50,000 individually and $200,000 in the aggregate, and (iii) upon the Lender's request, forthwith execute and deliver, or cause to be executed and delivered to the Lender, in due form for filing or recording (the Borrower hereby agreeing to pay the cost of filing or recording the same in all public offices deemed necessary by the Lender), such assignments, security agreements, mortgages, deeds of trust, pledge agreements, warehouse receipts, bailee letters, consents, waivers, financing statements, stock or bond powers and other documents, and do such other acts and things, all as the Lender may from time to time reasonably request, to establish and maintain to the Lender's satisfaction a valid, first perfected security interest in all of the Borrower's present and/or future assets (free of all other Liens whatsoever except Permitted Liens) to secure payment of the Liabilities. The Borrower hereby irrevocably makes, constitutes and appoints the Lender (and all other persons designated by the Lender for that purpose) as the Borrower's true and lawful agent and attorney-in-fact to sign the Borrower's name on any such agreements, instruments and documents referred to in clause (iii) above and to deliver such agreements, instruments and documents to such Persons as the Lender in its sole discretion may elect.

           (c) At any time and from time to time the Lender may, in its reasonable discretion, conduct or have conducted by a reputable appraiser acting on the Lender's behalf, at the Borrower's expense, appraisals and audits of the Collateral; provided that prior to the occurrence and continuance of a Default or an Unmatured Default, such appraisals shall not occur more than once annually at an aggregate cost to the Company not exceeding $5,000.

           2.4.8     Telephonic Notices.  The Borrower hereby authorizes  the
 Lender to extend, or continue Revolving Advances and to transfer funds and issue Facility Letters of Credit in each case based on telephonic notices made by any Authorized Officer or Authorized Officers the Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Lender a written confirmation if such confirmation is requested by the Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.

           2.4.9 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Advance optionally prepaid on a day other than a Payment Date, shall be payable on the Payment Date next succeeding the date of such prepayment. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal on an Advance shall become due on a day which is not a Business Day and, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.

           2.4.10 Principal and Interest Payments Upon The Term Loan. Commencing September 30, 2001 and on each Payment Date thereafter Borrower shall pay to Lender in addition to all interest and other payments due on such date, the monthly principal amount of $80,000.00 upon the Term Loan with a final installment of any amount then outstanding due and payable on August 31, 2003. Interest on the Term Loan shall be calculated based upon a five year amortization with all accrued interest due and payable on each Payment Date. Commencing with (and including) January 15, 2001 and on each July 15th and January 15th thereafter, the Borrower shall make a mandatory principal prepayment (the "Excess Cash Flow Payments") of fifty percent (50%) of the Excess Cash Flow for the Borrower's fiscal six months just ended at the end of the month immediately preceding each such January 15th and July 15th. Such payments will be applied to the outstanding principal balance upon the Term Note in inverse order to maturity.

           2.4.11    [INTENTIONALLY OMITTED]

           2.4.12 Lending Institutions. Lender may book its Loans at any Lending Institution selected by Lender and may change its Lending Institution from time to time. All terms of this Agreement shall apply to any such Lending Institution and the Notes shall be deemed held by Lender for the benefit of such Lending Institution. Lender may, by written or telex notice to the Borrower, designate a Lending Institution through which Loans will be made by it and for whose account Loan payments are to be made.

           2.4.13 Maintenance of Balances and Lock Box Account. Throughout the term of this Agreement the Borrower agrees (i) to utilize the Lender as its primary depository and remittance point, (ii) at all times to maintain the Lock Box and Lock Box Account (as defined in the Security Agreement) with the Lender and (iii) in the event depository accounts for collection purposes are maintained with other Persons, to cause such Persons to enter blocked account agreements with Lender, reasonably acceptable to Lender.

           2.4.14 Service Charges. The Borrower acknowledges that the Bank will charge the Borrower monthly service charges for various services performed by the Bank in connection with any aspect of the relationship between the Borrower and the Bank, and the Borrower hereby agrees that if such service charge arising in any month exceed the credit to the Borrower in that month arising from earnings attributable to funds on deposit with the Bank in demand deposit accounts, such service charge deficiency shall be deducted by the Bank from the Borrower's operating account. All of the Bank's charges to the Borrower pursuant to this Section 2.4.14 shall be its usual and customary charges to companies of a similar size for services of a similar nature.


                                 ARTICLE III

                           CHANGE IN CIRCUMSTANCES

      3.1 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted, enacted, modified or otherwise becoming effective after the date hereof, or any interpretation thereof, or the compliance of Lender therewith,

                (i) subjects Lender or any applicable Lending Institution to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding any Excluded Tax), or changes the basis of taxation of payments to Lender in respect of its Loans, the Facility Letters of Credit or other amounts due it hereunder, or

                (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender or any applicable Lending Institution (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

                (iii) imposes any other condition the result of which is to increase the cost to Lender or any applicable Lending Institution of making, funding, maintaining, issuing or participating in loans or Letters of Credit or reduces any amount receivable by Lender or any applicable Lending Institution in connection with loans or Letters of Credit, or requires Lender or any applicable Lending Institution to make any payment calculated by reference to the amount of loans held, Letters of Credit issued or interest received by it, in each case by an amount deemed material by Lender, then, within 15 days of written demand by Lender, the Borrower shall pay Lender that portion of such increased expense incurred or reduction in an amount received which Lender reasonably determines is attributable to making, funding and maintaining its Loans and its Commitment; provided that, Borrower shall not be obligated to pay Lender any amount described in this Section to the extent such amount is incurred prior to the 120th day preceding the day on which Borrower received written demand from Lender to pay such amount, unless such amount became due or payable during such 120 day period and retroactively applies to a date occurring prior to such 120 day period, in which case Borrower shall compensate Lender for such amount pursuant to this Section.

      3.2 Changes in Capital Adequacy Regulations. If Lender determines the amount of capital required or expected to be maintained by Lender, any Lending Institution of Lender or any corporation controlling Lender is increased as a result of a Change, then, within 15 days of written demand by Lender, the Borrower shall pay Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account Lender's policies as to capital adequacy); provided that, Borrower shall not be obligated to pay Lender any amount described in this Section to the extent such amount is incurred prior to the 120th day preceding the day on which Borrower received written demand from Lender to pay such amount, unless such amount became due or payable during such 120 day period and retroactively applies to a date occurring prior to such 120 day period, in which case Borrower shall compensate Lender for such amount pursuant to this Section.

      3.3  Taxes.

                (i) All payments by the Borrower to or for the account of Lender hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to Lender, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.3) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Lender the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

                (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

                (iii) The Borrower hereby agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.3) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Lender makes written demand therefor pursuant to Section 3.4.

      3.4 Lender Statements; Survival of Indemnity. Lender shall deliver a written statement to the Borrower as to the amount due, if any, under
 Section 3.1, 3.2 or, 3.3. Such written statement shall set forth in reasonable detail the calculations upon which Lender determined such amount and shall be final, conclusive and binding on the Borrower. Unless otherwise provided herein, the amount specified in the written statement of Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.3 shall survive the payment in full of the Obligations and the termination of this Agreement, for a period of 365 days in the case of Sections 3.1, 3.2 and 3.3 provided that any obligation discovered or asserted during such 365 day period shall survive thereafter.


                                  ARTICLE IV

                             CONDITIONS PRECEDENT

      4.1 Initial Advance and Facility Letter of Credit. The Lender shall not be required to make the initial Advance hereunder and, if the initial Advance shall not have been made, the Lender shall not be required to issue any Facility Letter of Credit hereunder unless the Borrower has complied with the following conditions precedent:

                (i) the Borrower has furnished to the Lender the following, each dated as of the initial Borrowing Date or Issuance Date, as the case may be (or such earlier date as shall be acceptable to the Lender):

                     (a) Copies of the articles of incorporation of Borrower, together with all amendments thereto, and certificates of good standing of Borrower from each jurisdiction in which Borrower is qualified to do business, all certified by the appropriate governmental officers in their respective jurisdiction.

                     (b) Copies, certified by the Secretary or an Assistant Secretary of Borrower, of its by-laws, operating agreements and of Board of Directors' and members' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Lender) authorizing the execution of each of the Loan Documents to which such Borrower is a party.

                     (c) Incumbency certificates, executed by the Secretary or an Assistant Secretary of each Borrower, which shall identify by name and title and bear the signature of the officers of Borrower authorized to sign the Loan Documents to which it is a party and, with respect to the Borrower, to make borrowings hereunder, upon which certificates the Lender and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

                     (d) A certificate, signed by the president or chief financial officer of the Borrower, stating that on the initial Borrowing Date that the Borrower is solvent and that no Default or Unmatured Default has occurred and is continuing.

                     (e)  A  written  opinion  of  outside  counsel  to   the
           Borrower addressed to the Lender in substantially the form of Exhibit E hereto.

                     (f) This Agreement and the Notes fully executed and payable to the order of the Lender.

                     (g) A Security Agreement executed by the Borrower and (if applicable) the Subsidiaries (other than WEA) in favor of the Lender together with:

                          (i)  original copies  of  Uniform  Commercial  Code
                     financing statements (Form UCC-1), dated a date reasonably near (but not subsequent to) to the Closing Date naming the Borrower as Debtor and the Lender as the secured party, in a form sufficient to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the reasonable opinion of the Lender or Required Lenders, desirable to perfect the security interest of the Lender and Lenders pursuant to the Security Agreement;

                          (ii) executed copies of  proper Uniform  Commercial
                     Code termination statements (Form UCC-3) and such other instruments or agreements to release all Liens and other rights of any Person in any collateral covered by the Collateral Documents;

                          (iii) certified copies of Uniform Commercial Code Requests for Information or copies, or a similar search report certified by the Borrower, dated a date reasonably near (but not subsequent to) to the Closing Date, listing all effective financing statements which name Borrower as the debtor none of which financing statements (other than those described in subsection
                     (ii) of this Section) shall cover any collateral covered by the Security Agreement, unless such financing statements evidence Permitted Liens.

                          (iv) an  Authorization   to  File   UCC   Financing
                     Statements in the form of Exhibit I hereto.

                (h)  Subordination   agreements   in   form   and   substance
           acceptable to the Lender with respect to Subordinated Debt.

                (i) Written money transfer instructions addressed to the Lender and signed by an Authorized Officer, together with such other related money transfer authorizations as the Lender may have reasonably requested.


                (j) An updated field audit conducted by Lender, the results of which are satisfactory to Lender, and payment by Borrower to Lender of the full cost of such field audit.

                (k) The Stock Pledge Agreement executed by Borrower in favor of Lender pledging to Lender all of Borrower's right title and interest in and to the capital stock of AGE, together with (i) the original stock certificates evidencing Borrower's ownership of such stock, and (ii) stock powers in blank with respect to such stock executed by the Borrower.

                (l) Such other documents as Lender or its counsel may have reasonably requested.

      (ii) Evidence satisfactory to the Lender that the Borrower shall have paid, or concurrently with the making of the initial Advance or the issuance of the initial Facility Letter of Credit shall pay, in full, all fees required to be paid pursuant to Section 2.4.1 on or before the initial Borrowing Date or Issuance Date, as the case may be.

      (iii) The insurance certificate described in Section 5.24 along with evidence that the Lender has been named as loss payee under all policies of casualty insurance, and as additional insured under all policies of liability insurance required in accordance with Section 5.23 and under the Security Agreement (in the form of certificates of insurance, with standard lenders' loss payable endorsements acceptable to Lender or other instruments or documents evidencing such insurance coverage).

      (iv) Lender  has  received  such  consents,  estoppels,   subordination
 agreements and other documents and instruments executed by landlords, tenants and other Persons party to material contracts relating to any Collateral as to which the Lender shall be granted a Lien for the benefit of the Lenders, as requested by the Lender or any Lender.

      (v) Evidence that all other actions necessary or, in the opinion of the Lender or the Lenders, desirable to perfect and protect the first priority Lien created by the Security Agreement, and to enhance the Lender's ability to preserve and protect its interests in and access to the Collateral, have been taken.

      (vi) Upon  the  Closing  Date,  the  Borrower  shall  have  a   minimum
 availability of $500,000 under the Revolving Credit Commitment after the funding of the initial Revolving Loans.

      (vii) On the Closing Date, the Total Assets of the Borrower at a fair valuation at their then present fair salable value, determined in a manner and based on assumptions satisfactory to Lender, shall be materially greater than the Total Liabilities of Borrower, and Lender shall be satisfied that Borrower's assets at a fair valuation and at their fair salable value will continue to be materially greater than the total Liabilities of Borrower thereafter.

      4.2 Each Advance and Facility Letter of Credit. The Lender shall not be required to make any Advance to issue any Facility Letter of Credit, unless on the applicable Borrowing Date or Issuance Date, as the case may be:

                (i)  There exists no Default or Unmatured Default.

                (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

 Each Borrowing Notice with respect to each such Advance and each Facility Letter of Credit Request with respect to each such Facility Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.


                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants to the Lenders that:

      5.1 Corporate Existence and Standing. W-G is a corporation duly formed, validly existing and in good standing under the laws of the State of Illinois, AGE is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada, and each Subsidiary (if any) is a corporation duly formed, or a corporation duly incorporated, validly existing and in good standing under the laws of its respective state or country of formation or incorporation. Each of the Borrower and the Subsidiaries is duly qualified and in good standing as a foreign corporation, as the case may be, authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties and where the failure to maintain such qualification would singly or in the aggregate cause a Material Adverse Effect.

      5.2 Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency or similar laws or general principles of equity relating to remedies affecting or relating to the enforcement of creditors' rights generally.

      5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, or violate the Borrower's or any Subsidiary's articles of incorporation or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it or its Property is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except for any such violation or conflict which would not singly or in the aggregate cause a Material Adverse Effect. No order, consent, approval, license authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect of, any of the Loan Documents, except as may be applicable because of the Lender being a party thereto or except as may be required with respect to particular Facility Letters of Credit, and except for any failure to obtain any such order, consent, approval, license, authorization or exemption or to make any such filing or recordation or to take any such other action which would not singly or in the aggregate cause a Material Adverse Effect.

      5.4 Financial Statements. The June 30, 2001 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lender were prepared in accordance with GAAP as in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

      5.5 Material Adverse Change. Except as set forth as of the date of this Agreement on Schedule 5.5 hereto, since June 30, 2001, there has been no change in the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

      5.6  Taxes.  Except as set  forth as of the  date of this Agreement  on
 Schedule 5.6 hereto, the Borrower and its Subsidiaries have filed (or joined in the filing of) all United States federal income tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists, except for failures to file or pay which could not be reasonably expected to have a Material Adverse Effect. No tax liens (other than those, if any, which are Permitted Liens) have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

      5.7 Litigation and Contingent Obligations. Except as set forth as of the date of this Agreement on Schedule 5.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could be reasonably expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. Other than any liability incidental to such litigation, arbitration or proceedings, neither the Borrower nor any Subsidiary has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

      5.8 Subsidiaries. Except as otherwise disclosed to the Lender in writing on or prior to the date hereof, Schedule 5.8 hereto contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of formation or incorporation and the percentage of their respective equity interests owned by the Borrower or other Subsidiaries. Such Subsidiaries (other than WEA) do not own any Collateral or if any Collateral is owned (other than WEA), have delivered to Lender a Security Agreement and UCC financing statements required by Lender. All of the issued and outstanding equity interests of such Subsidiaries have been duly authorized and issued and those equity interests which are owned by Borrower or one or more of its Subsidiaries are fully paid and non-assessable.

      5.9 ERISA. The Unfunded Liabilities of all Single Employer Plans as reflected in the most recent actuarial valuation report for each Single Employer Plan do not in the aggregate exceed $100,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $100,000 in the aggregate. Each Benefit Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan, except as set forth as of the date of this Agreement on Schedule 5.9 hereto, or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. Each Benefit Plan is in substantial compliance with ERISA and the Code and the Borrower has not received any notice from the government or any agency or department thereof asserting that any Benefit Plan is not in compliance with either ERISA or the Code.

      5.10 Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading, provided that this Section 5.10 shall not apply to any plan, forecast, projection or pro forma financial information contained in such materials that is based upon good faith estimates and assumptions believed by the Borrower or such Subsidiary to be reasonable at the time made.

      5.11 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and each of its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

      5.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, except such default which could not reasonably be expected to have a Material Adverse Effect.

      5.13 Compliance With Laws. The Borrower and each of its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

      5.14 Ownership of Properties. Except as set forth on Schedule 5.14 hereto and except for sales of inventory and other assets made in the ordinary course of business since June 30, 2001, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens (other than those permitted by Section 6.16), to all of the Property and assets reflected as owned by it in the Borrower's June 30, 2001 consolidated balance sheet heretofore delivered to the Lenders.

      5.15 Environmental Matters. Except as set forth as of the date of this Agreement on Schedule 5.15 hereto, in the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has any reason to believe that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

      5.16 Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

      5.17 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      5.18 Intentionally Omitted.

      5.19 Intellectual Property. Borrower owns, is licensed under, or otherwise has the rights to, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted (collectively, "Intellectual Property"), except where the failure to own, be licensed under or otherwise have the rights to any such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. All such patents, federally-registered trademarks and registered copyrights included in the Intellectual Property are properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any Intellectual Property, or challenging or questioning the validity or effectiveness of any Intellectual Property, and to the knowledge of Borrower, the use of such Intellectual Property by Borrower does not infringe on the rights of any Person.

      5.20 Labor. There are no strikes, work stoppages, unfair labor charges, equal employment opportunity proceedings, wage payment or material unemployment compensation proceedings, material workmen's compensation proceedings or other material labor or employee related controversies, pending or, to Borrower's knowledge, threatened involving Borrower and any of its employees, except for any of the foregoing which would not in the aggregate have a Material Adverse Effect.

      5.21 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Borrower has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature and Borrower owns property the fair saleable value of which is greater than the amount required to pay Borrower's Indebtedness. No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower or any Affiliate.

      5.22 Post-Retirement Benefits. The present value of the expected cost to the Borrower and its Subsidiaries of post-retirement medical and insurance benefits provided by the Borrower and its Subsidiaries to its employees and former employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Lender, does not exceed $250,000.

      5.23 Insurance. In addition to insurance requirements set forth in the Security Agreement, the Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance which amount shall not be reduced by the Borrower in the absence of 10 days' prior notice to the Lender other than in the ordinary course of business. All such insurance shall name the Lender as loss payee/mortgagee and as additional insured. All casualty and key man insurance maintained by the Borrower shall name the Lender as loss payee and all liability insurance shall name the Lender as additional insured. Upon request of the Lender, the Borrower shall furnish the Lender at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Borrower (and, if requested by the Lender, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section or the Security Agreement (and which, in the case of a certificate of a broker, were placed through such broker).

      5.24 Insurance Certificate. The certificate delivered at Closing signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries and that has been furnished by the Borrower to the Lender is complete and accurate. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.


                                  ARTICLE VI

                                  COVENANTS

      During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

      6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lender:

           (i) Within 90 days after the close of each of its Fiscal Years, an unqualified (except for qualifications relating to changes in generally accepted accounting principles or practices reflecting changes in generally accepted accounting principles) audit report certified by KPMG, or by other independent certified public accountants reasonably acceptable to the Lender, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows;

           (ii) Within 20 days after the end of each month of each of its Fiscal Years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of such month most recently ended and consolidated and consolidating profit and loss and reconciliation of surplus statements, and for itself and its Subsidiaries, a statement of cash flows for the period from the beginning of such Fiscal Year to the end of such month, all prepared in accordance with GAAP and certified by the chief financial officer of the Borrower;

           (iii) Together with the financial statements required under Sections 6.1(i) and (ii), submitted at the end of each of the Borrower's fiscal quarters, a Compliance Certificate, and together with the financial statements required under Section 6.1(i), a detailed business plan for the Borrower's and its Subsidiaries' current Fiscal year detailing expected financial results.

           (iv) Schedules of Accounts, Inventory and Payables. On or before the twentieth day of each calendar month a Schedule of Accounts, a Schedule of Inventory and a Schedule of Payables as at the last day of the immediately preceding calendar month, each showing an aging of Accounts, Inventory and accounts payable respectively and otherwise in form and substance satisfactory to the Lender.

           (v) Sales and Collection Reports. Not less frequently than weekly (and more frequently in the Lender's reasonable discretion, if a Default has occurred and is continuing), a sales and collection report for the immediately preceding week, each in form and substance satisfactory to the Lender.

           (vi) Borrowing Base Certificate. Not less frequently than weekly (and more frequently in the Lender's reasonable discretion) a Borrowing Base Certificate in the form of Exhibit H hereto listing all Accounts generated by the Borrower during the immediately prior week. Unless the Lender provides notification otherwise, such Borrowing Base Certificate shall be delivered to Lender at least once each week.

           (vii)     Forthwith  upon   Borrower's   having   knowledge,   the
      occurrence of a Default or Unmatured Default written notice describing in detail such event.

           (viii) Forthwith upon Borrower's having knowledge of the institution of, or any adverse determination in any litigation, arbitration proceeding or court proceeding in which any injunctive relief is sought or in which money damages in excess of $500,000 in the aggregate are sought, written notice describing such matter and the Borrower's intended response.

           (ix) If the Borrower or any member of the Controlled Group maintains a Single Employer Plan, within 270 days after the close of each Fiscal Year, a statement of the Unfunded Liabilities of each
      Single Employer Plan, if any, certified as correct by a plan administrator enrolled under ERISA.

           (x) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Benefit Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

           (xi) As soon as possible and in any event within 10 days after the Borrower or any Controlled Group member withdraws from a Multiemployer Plan and the liability from such withdrawal could reasonably be expected to exceed $100,000.

           (xii) As soon as possible and in any event within 10 days after the Borrower terminates a Single Employer Plan under Section 4041 of ERISA or the Borrower knows that any Controlled Group Member has terminated a Single Employer Plan that could result in the imposition of a Lien on the property of Alleghany, the Borrower or any Subsidiary.

           (xiii) As soon as possible and in any event within 10 days after receipt by the Borrower of a written notice from the government or any agency or department thereof that any Benefit Plan of Borrower has violated the provisions of ERISA or the Code, which violation could result in liability to the Borrower in excess of $100,000.

           (xiv) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

           (xv) Within thirty days following delivery to the Borrower, a copy of each of the Borrower's auditor's management letters, if prepared.

           (xvi) Promptly, copies of all material financial statements and reports that the Borrower sends to its shareholders.

           (xvii)    Such   other   information   (including    non-financial
      information) as the Lender may from time to time reasonably request.

      6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Revolving Advances and the Facility Letters of Credit for working capital and for general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances or the Facility Letters of Credit to purchase or carry any "margin stock" (as defined in Regulation U).

      6.3 Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of (i) any Default or Unmatured Default and (ii) any other development, financial or otherwise, which development could reasonably be expected to have a Material Adverse Effect.

      6.4 Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted unless failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.

      6.5 Taxes. The Borrower will, and will cause each Subsidiary to, timely file (or join in the filing of) complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, and except to the extent that the failure to file any return or the nonpayment of any tax could not reasonably be expected to have a Material Adverse Effect.

      6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

      6.7 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect.

      6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except to the extent that failure to maintain such Property or make such repair could not reasonably be expected to have a Material Adverse Effect.

      6.9 Inspection. The Borrower will, and will cause each Subsidiary to, permit the Lender and any Lender, by their respective representatives and Lenders, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lender or any Lender may designate. Borrower shall upon written demand reimburse Lender for each field audit in an amount equal to $500 per auditor per day plus expenses, provided that Borrower's field audit costs shall not exceed $2500 plus expenses in any calendar year.

      6.10 Financial Covenants.  The financial covenants referred to in  this
 Section 6.10 shall each be computed at the end of each fiscal quarter (unless stated otherwise) by the Borrower, and such calculations shall be included in the Compliance Certificate referred to in Section 6.1(iii). For purposes of calculating the financial covenants in this Section 6.10, current liabilities shall include but not be limited to all outstanding Revolving Advances and Reimbursement Obligations.

           6.10.1    Debt Service  Coverage.   The Borrower  will maintain  a
 Debt Service Coverage Ratio, at all times, of not less than the following:


  For the Fiscal Quarters Ending          Debt Service Coverage Ratio
  ------------------------------          ---------------------------
      March 31, 2002
      and thereafter                               1.00:1.00

 The first Debt Service Coverage test date will be March 31, 2002 and include only the first calendar quarter 2002 financial performance. The June 30, 2002 test will include the prior two calendar quarters. The September 30, 2002 test will include the prior three calendar quarters and the December 31, 2002 test and each test thereafter will include the immediately prior twelve trailing calendar months.

           6.10.2 Total Liabilities to Tangible Net Worth. The Borrower will maintain a Ratio of Total Liabilities to Tangible Net Worth of (a) not greater than 3.75 to 1.00 measured at September 30, 2001, (b) not greater than 4.15 to 1.00 measured at December 31, 2001, (c) 3.75 to 1.00 measured at March 31, 2002, (d) 3.50 to 1.00 measured at June 30, 2002, and (e) 3.25 to 1.00 measured at September 30, 2002 and at all times thereafter.

           6.10.3 Tangible Net Worth. The Borrower will maintain a Tangible Net Worth of not less than (a) $4,500,000 measured at September 30, 2001 and (b) $4,600,000 measured at December 31, 2001. With respect to each calendar quarter during calendar year 2002 and thereafter, Borrower will maintain a Tangible Net Worth (measured on the last day of such calendar quarter) of not less than (x) the Tangible Net Worth required to have been maintained at the end of the previous calendar quarter plus (y) fifty percent (50%) of the Net Income of Borrower earned during the calendar quarter in question.

      6.11 Purchase and Redemption of the Borrower's Securities; Dividend and Interest Restrictions. Not purchase or redeem any shares of the Borrower's or any Subsidiary's capital stock or any options or warrants with respect thereto, declare or pay any dividends thereon (other than an annual 5% stock dividend with the Lender's consent, not to be unreasonably withheld), make any distribution or payment to stockholders or holders of options or warrants in respect of the Borrower's or any Subsidiary's capital stock or set aside any funds for any such purpose without the Lender's prior written consent.

      6.12 Indebtedness.   The Borrower  will not,  nor  will it  permit  any
 Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

           (i)  Advances and Facility Letter of Credit Obligations hereunder;

           (ii) Indebtedness which (a) exists on the date hereof, (b) is described in Schedule 6.12 hereto, and (c) has been previously approved by the Lender;

           (iii)     Subordinated Debt which is subordinated to the  Advances
      and  Facility  Letter  of  Credit   Obligations  on  terms  which   are
      satisfactory to the Required Lenders;

           (iv) Indebtedness incurred to refinance existing Indebtedness permitted pursuant to this Section 6.12; provided, however, that the maturity date of such new Indebtedness is no earlier than the maturity date of the Indebtedness being refinanced and the terms of such new Indebtedness (including, but not limited to, the amount, the term, the amount of the annual loan payment or provision for collateral or additional collateral) are no more disadvantageous to the Lenders, the Borrower and its Subsidiaries than the terms of the Indebtedness being refinanced;

           (v) Indebtedness not exceeding $75,000 in the aggregate evidenced by loans and advances to employees of the Borrower and its Subsidiaries (other than WEA) provided that no such loans will be made when there exists an Unmatured Default or Default;

           (vi) Indebtedness not to exceed $150,000 in the aggregate at any time outstanding secured by purchase money Liens;

           (vii) Capital Lease Obligations not to exceed $150,000 in the aggregate at any time outstanding;

           (viii) Rate Hedging Obligations not to exceed $100,000 in the aggregate at any time outstanding;

           (ix) The following Contingent Obligations:

                 (1) those   resulting   from   endorsement   of   negotiable
           instruments for collection in the ordinary course of business;

                 (2) those  arising  under  indemnity  agreements  to   title
           insurers to cause such title insurers to issue to Lender title insurance polices, if applicable;

                 (3) those arising with respect to customary  indemnification
           obligations  incurred  in   connection  with  asset   dispositions
           permitted under this Agreement;

                 (4) those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $100,000 in aggregate liability;

                 (5) any other Contingent Obligations not expressly permitted by subclauses (1) through (4) above, so long as any such other Contingent Obligations in the aggregate at any time outstanding, do not exceed $50,000; and

           (x)  unsecured indebtedness not described in clauses (i)  thorough
      (ix) above not to exceed $250,000 in the aggregate at any time outstanding which is subordinated to the Obligations in a manner satisfactory to Lender in Lender's sole discretion.

      6.13 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may amalgamate, merge or consolidate with or into the Borrower or a Wholly-Owned Subsidiary.

      6.14 Sale of Assets.   The Borrower  will not, nor  will it permit  any
 Subsidiary to, lease, sell or otherwise dispose of Property, to any other Person, except:

           (i)  Sales of inventory in the ordinary course of business.

           (ii) Leases, sales or other dispositions of Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

      6.15 Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to become or remain a partner in any partnership or joint venture, or member in a limited liability company, or to make any Acquisition of any Person, except:

           (i) Short-term obligations of, or fully guaranteed by, the United States of America.

           (ii) Commercial paper rated A-1 or better by Standard and Poor's Corporation or P-1 or better by Moody's Investors Service, Inc.

           (iii) Demand deposit accounts maintained in the ordinary course of business.

           (iv) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

           (v) Investments not to exceed $5 million in the aggregate at any one time outstanding in the common stock and investment grade bonds of publicly held corporations which stock and bonds are traded on the New York, American or NASDAQ stock exchanges.

           (vi) Loans to employees of the Borrower or of any of its Subsidiaries which do not exceed, in the aggregate for all such employees at any one time outstanding, $75,000.

           (vii) Existing Investments which (a) are in existence on the date hereof, (b) are described in Schedule 6.15(viii) hereto and (c) have been previously approved by the Lender and the Lenders.

           (viii) Investments consisting of security deposits with lessors and utilities and other similar Persons in the ordinary course of business.

      6.16 Liens. The Borrower will not, nor will it permit any Subsidiary to create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except the following ("Permitted Liens"):

           (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

           (ii) Liens imposed by law, such as statutory Liens of landlords, carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due and which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

           (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

           (iv) Liens arising from a judgment rendered or claim filed, not in excess, singly or in the aggregate, of $200,000 against the Borrower or any of its Subsidiaries which the Borrower or such Subsidiary shall be contesting diligently in good faith by proper legal proceedings.

           (v)  Liens which exist on the date hereof incurred by Borrower  or
      its  Subsidiaries  in   the  ordinary  course   of  business   securing
      Indebtedness less than $100,000 in the aggregate.

           (vi) Liens securing obligations which are excluded from Subsection
      (iii) of the definition of Indebtedness herein.

           (vii) Easements, rights of way, building restrictions and such other encumbrances or charges against real property which do not in any material way interfere with the use thereof by the Borrower.

           (viii) Liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, government contracts, trade contracts, performance and return of money bonds, leases and other similar obligations (exclusive of obligations for the payment of borrowed money.

           (ix) Deposits, in an aggregate amount not to exceed $75,000, made in the ordinary course of business to secure liability to insurance carriers.

           (x) Liens for purchase money obligations or under capital leases; provided that (1) the Indebtedness secured by any such Lien is permitted under Subsection 6.12 and (2) any such Lien encumbers only the asset so purchased.

           (xi) Liens in favor of Lender.

           (xii) Contractual liens of lessors under leases encumbering solely the assets which are the subject of such leases.

           (xiii) Any extension, renewal or substitution of or for any of the foregoing Liens described in this Section 6.16, provided in each case that (a) the Indebtedness or other obligation or liability secured by the applicable Lien shall not exceed the Indebtedness or other obligation or liability existing immediately prior to such extension, renewal or substitution and (b) the Lien securing such Indebtedness or other obligation or liability shall be limited to the Property which, immediately prior to such extension, renewal or substitution, secured such Indebtedness or other obligation or liability, and improvements on or additions to such Property.

      6.17 Prohibition of Negative Pledge. The Borrower will not, nor will it permit any of its Subsidiaries to agree, covenant, warrant, represent, pledge or otherwise commit with or to any entity other than the Lender, to not incur, create, assume or permit to exist, any mortgage, pledge, lien charge or other encumbrance of any nature whatsoever on all or any of its assets now or hereafter owned.

      6.18 Affiliates. The Borrower will not, nor will it permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

      6.19 Amendments to Agreements. The Borrower will not, nor will it permit any Subsidiary to, amend any term or provision of any Subordinated Debt except with the consent of Lenders. The Borrower shall deliver to the Lender all amendments to the Subordinated Debt within five (5) days of such amendment.

      6.20 Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or Accounts, with or without recourse, except for Accounts which are past due in an aggregate amount not exceeding three hundred thousand dollars ($300,000) for each of the Borrower's fiscal years placed with a collection agent for collection at a commission not exceeding forty-five percent (45%) of the amount of such notes or Accounts recovered.

      6.21 Fiscal Year.   The  Borrower  will not,  nor  will it  permit  any
 Subsidiary to, change its Fiscal Year.

      6.22 Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire any Subsidiary, unless such Subsidiary delivers to Lender a Security Agreement along with all other documentation required by Lender to perfect a first priority security interest in all Collateral owned or to be owned by such Subsidiary.

      6.23 Subsidiary Dividends. The Borrower's Subsidiaries shall not in any manner either directly or indirectly incur or be bound by any restrictions on dividends from such Subsidiaries to the Borrower, other than those restrictions required by applicable law.

      6.24 Repayment of Subordinated Debt. The Borrower's and its Subsidiaries' amounts of Subordinated Debt which become due and remain unpaid plus the amount of the Borrower's and its Subsidiaries' actual payment of Subordinated Debt, shall not exceed interest only on such Subordinated Debt in amounts not exceeding the amounts permitted by the applicable subordination agreements with respect to such Subordinated Debt.

      6.25 Advances to Affiliates. Borrower shall not make any advances to its Affiliates.

      6.26 Consulting Services. Borrower shall at Borrower's expense continually engage the services of Abrams and Jossel Consulting Inc. to prepare and deliver to Lender Borrower's consolidated monthly balance sheets, income statements and cash flow projections for the remainder of Fiscal Years 2001 and 2002, no later than October 31, 2001.


                                 ARTICLE VII

                                   DEFAULTS

      The occurrence of any one or more of the following events shall constitute a Default:

      7.1 Any representation or warranty made (or deemed made pursuant to Article IV) by or on behalf of the Borrower or any of its Subsidiaries to the Lenders, the Lender or the Lender under or in connection with this Agreement, any Loan, any Facility Letter of Credit or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made (or deemed made).

      7.2 Nonpayment of principal of any Note or of any Reimbursement Obligation when due (or in the case of any Reimbursement Obligation due pursuant to Section 2.3.5(a)(ii)(B), upon demand), or nonpayment of interest upon any Note or of any facility fee, Lender fee, Issuance Fee or other obligations (other than Reimbursement Obligations which have been converted into Advances pursuant to Section 2.3.5(a)(ii)(A)) under any of the Loan Documents within three (3) days after the same becomes due.

      7.3 The breach by the Borrower of any of the terms or provisions of Sections 6.2, 6.3, 6.6, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17,
 6.19, 6.20, 6.23, 6.24 and 6.25.

      7.4 The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from the Lender.

      7.5 Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness to any of the Lenders or any other Indebtedness in excess of, singly or in the aggregate, $150,000 (any such Indebtedness being herein defined as "Material Indebtedness"); or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

      7.6 The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws or the laws of any other jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws or the laws of any other jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section
 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

      7.7 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 90 consecutive days.

      7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

      7.9 The Borrower or any of its Subsidiaries fail to pay, bond or otherwise discharge within 30 days any judgment or order for the payment of money not covered by Borrower's insurance in excess of, singly or in the aggregate, $500,000, which is not stayed on appeal or otherwise being appropriately contested in good faith and as to which no enforcement actions have been commenced.

      7.10 The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $500,000 or any Reportable Event shall occur in connection with any Benefit Plan which could result in liability to Borrower in excess of $100,000 or a Control Group Member has terminated a single employer plan that could result in the imposition of a Lien on the property of Alleghany, the Borrower or any Subsidiary in excess of $100,000.

      7.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $500,000.

      7.12 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $100,000.

      7.13 The Borrower or any other member of the Controlled Group shall terminate a Single Employer Plan resulting in Unfunded Liabilities to the Borrower in excess of $500,000.

      7.14 The Borrower or any other member of the Controlled Group shall incur liability for a violation of ERISA or the Code with respect to any Benefit Plan which exceeds $250,000.

      7.15 The Borrower or any of its Subsidiaries shall be the subject of any proceeding pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

      7.16 [Intentionally Omitted].

      7.17 Nonpayment by the Borrower or any of its Subsidiaries of any Rate Hedging Obligation when due or the default or breach by the Borrower or any of its Subsidiaries of any term, provision or condition contained in any Rate Hedging Agreement, which default or breach continues (without being waived) beyond any period of grace therein provided.

      7.18 The occurrence of any "default", as defined in any Loan Document (other than this Agreement or the Notes) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided and has not been waived.

      7.19 Any of the Subordination Agreements or the subordination provisions of any agreement or instrument governing any Subordinated Debt is for any reason revoked or invalidated, or otherwise cease to be in full force and effect, any Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by this Agreement or the Subordination Agreement or such subordination provisions.

      7.20 Enforceability of Loan Documents.  Either:

           (i) any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against the Company or any Subsidiary party thereto, the Company or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

           (ii) any Loan Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens.


                                 ARTICLE VIII

                    ACCELERATION, AMENDMENTS AND REMEDIES

      8.1 Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lender to make Loans and to participate in Facility Letters of Credit hereunder, and the obligation of the Lender to issue Facility Letters of Credit hereunder, shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Default occurs, the Lender (i) may terminate or suspend its obligation to make Loans, (ii) may terminate or suspend the obligations of the Lender to issue Facility Letters of Credit hereunder, and/or (iii) declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

      8.2 Preservation of Rights. No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or issuance of a Facility Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender, until the Obligations have been paid in full.


                                  ARTICLE IX

                              GENERAL PROVISIONS

      9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans and the issuance of the Facility Letters of Credit herein contemplated.

      9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower or participate in Facility Letters of Credit in violation of any limitation or prohibition provided by any applicable statute or regulation.

      9.3 Taxes. Any taxes (excluding Excluded Taxes) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any unless contested by Borrower in good faith with appropriate reserves.

      9.4  Headings.    Section  headings  in  the  Loan  Documents  are  for
 convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

      9.5 Entire Agreement; Termination of Prior Agreement. The Loan Documents embody the entire agreement and understanding between among the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof. Upon execution and delivery of the Loan Documents, the Amended and Restated Loan Agreement dated as of September 1, 2000 between W-G and Lender shall terminate except for those terms therein which expressly survive termination.

      9.6 Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

      9.7 Expenses; Indemnification. The Borrower shall reimburse the Lender for any costs, internal charges and out-of-pocket expenses including reasonable attorneys' fees paid or incurred by the Lender in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Lender for any costs, internal charges and out-of-pocket expenses including reasonable attorneys' fees paid or incurred by the Lender, in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Lender, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan or the direct or indirect use or intended use of any Facility Letter of Credit hereunder except to the extent that they have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section shall survive the termination of this Agreement for a period of 365 days, provided that any such obligation discovered or asserted during such 365 day period shall survive thereafter.

      9.8  [Intentionally Omitted].

      9.9  Accounting.   Except  as  provided to  the  contrary  herein,  all
 accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

      9.10 Severability of Provisions.   Any provision  in any Loan  Document
 that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

      9.11 Nonliability of Lender. The relationship between the Borrower and the Lender shall be solely that of borrower and lender. The Lender shall not have any fiduciary responsibilities to the Borrower. The Lender does not undertake any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees the Lender shall have no liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.


                                  ARTICLE X

                                    SETOFF

      10.1 Setoff. In addition to, and without limitation of, any rights of the Lender under applicable law, if the Borrower or any Subsidiary becomes insolvent, however evidenced or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by Lender to or for the credit or account of the Borrower or any Subsidiary may be offset and applied toward the payment of the Obligations owing to Lender, whether or not the Obligations, or any part hereof, shall then be due.


                                  ARTICLE XI

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATION

      11.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign their respective rights or obligations under the Loan Documents. Lender may at any time, without the consent of the Borrower, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Lender may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Lender. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

      11.2 Assignments; Participations. (a) The Lender shall have the right to assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Commitment, the Loans, and the Notes) and the Loan Documents. Upon any such assignment, (i) the assignee shall become a party hereto and, to the extent of such assignment, have all rights and obligations of the Lender hereunder and under the Loan Documents, and (ii) the Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations hereunder and under the Loan Documents. The Borrower hereby agrees to execute and deliver such documents, and to take such other actions, as the Lender may reasonably request to accomplish the foregoing.

           (b) In addition to the assignments permitted in clause (a) of this Section 11.2, the Lender and any assignee pursuant to clause (a) above shall have the right to grant participations, to one or more banks or other financial institutions in or to any Loan hereunder (and the Loan Documents) and any Note held by the Lender or such assignee without notice to or consent from the Borrower. No holder of a participation in all or any part of the Loans (and the Loan Documents) or the Notes shall have any rights under this Agreement; provided, however, that, to the extent permitted by applicable law, each holder of a participation shall have the same rights as the Lender under Section 10.1.

      11.3 (c) The Borrower hereby consents to the disclosure of any information obtained in connection herewith (i) by the Lender, to any Lender or other financial institution which is an assignee or potential assignee pursuant to clause (a) above, and (ii) by the Lender and any assignee pursuant to clause (a) above, to any bank or other financial institution which is a participant or potential participant pursuant to clause (b) above, it being understood that the Lender and each assignee shall advise any such bank or other financial institution of its obligation to keep confidential any nonpublic information disclosed to it pursuant to this
 Section 14.13. The Lender shall advise the Borrower of each bank or other financial institution which becomes an assignee pursuant to clause (a) above, and the Lender and each assignee, as applicable, shall advise the Borrower of each bank or other financial institution which becomes a participant pursuant to clause (b) above.


                                 ARTICLE XII

                                   NOTICES

      12.1 Notices. Except as otherwise permitted by Section 2.4.10 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party:
 (x) in the case of the Borrower, at its address, facsimile number or telex number set forth on the signature pages hereof with a copy to David J. Kaufman, at Katten, Muchin, Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661, (y) in the case of the Lender, at its address, facsimile number or telex number set forth on the signature page hereto with a copy to Joel M. Hurwitz, at Neal, Gerber & Eisenberg, Two North La Salle Street, Suite 2200, Chicago, Illinois 60602, or (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Lender and the
 Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received,
 (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received,
 (iii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Lender under Article II shall not be effective until received.

      12.2 Change of Address.   The Borrower and Lender  may each change  the
 address for service of notice upon it by a notice in writing to the other parties hereto.


                                 ARTICLE XIII

                                 COUNTERPARTS

      This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall be effective when it has been executed by the Borrower and the Lender. A complete set of counterparts executed by all the parties hereto shall be lodged with each of the Borrower and the Lender.


                                 ARTICLE XIV

   CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JOINT AND
                             SEVERAL OBLIGATIONS

      14.1 Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

      14.2 Consent to Jurisdiction. THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE PARTIES HERETO HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

      14.3 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER).

      14.4 Joint and Several  Obligations.  All  obligations of the  Borrower
 hereunder  and  under  the  Loan  documents  shall  be  joint  and   several
 obligations of W-G and AGE.

                  [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

                               BORROWER:

                               WELLS-GARDNER ELECTRONICS CORPORATION, an
                               Illinois corporation


                               By:  ______________________________________
                                  Print Name:
                                  Title:

                                  Address:  9500 West 55th Street, Suite A
                                            McCook, Illinois 60525-3605
                                  Telephone No.:
                                  Telecopier No.:

                               AMERICAN GAMING & ELECTRONICS, INC., a Nevada corporation


                               By:  ______________________________________
                                  Print Name:
                                  Title:

                                  Address:  9500 West 55th Street, Suite A
                                            McCook, Illinois 60525-3605
                                  Telephone No.:
                                  Telecopier No.:



                               LENDER:

                               AMERICAN NATIONAL BANK AND TRUST COMPANY OF
                               CHICAGO


                               By:  ______________________________________
                                  Print Name:
                                  Title:

                                  Address:  120 South La Salle Street
                                            Chicago, Illinois 60603
                                            Attention:  Terry Lynch
                                                       or
                                  Linda Mikutis
                                  Telephone No.:  (312) 661-6881

                                  Terry Lynch
                                                  (312) 661-6479

                                  Linda Mikutis
                                  Telecopier No.:  (312) 661-6828 (for both)

                                 SCHEDULE 5.5

                 Material Adverse Changes since June 30, 2001

                                     None




                                 SCHEDULE 5.6

                      Exceptions to Tax Representations

                                     none




                                 SCHEDULE 5.7

                              Pending Litigation

                                     none



                                 SCHEDULE 5.8

                           Borrower's Subsidiaries


                    Wells-Gardner Electronics Corporation:

                     American Gaming & Electronics, Inc.,
      a wholly owned subsidiary of Wells-Gardner Electronics Corporation

                         Wells Eastern Asia Displays,
                       a 50% joint venture in Malaysia

                     American Gaming & Electronics, Inc.:

                                     none



                                 SCHEDULE 5.9

     Exceptions to ERISA Representation with respect to Plan Withdrawals none



                                SCHEDULE 5.14

       Exceptions to Representation Concerning Ownership of Properties

                                     none



                                SCHEDULE 5.15

        Exceptions to Representation Concerning Environmental Matters

                                     none



                                SCHEDULE 6.12

                            Permitted Indebtedness

              (not otherwise described in the Credit Agreement)

                                     none



                             SCHEDULE 6.15(viii)

                     Description of Existing Investments

              (not otherwise described in the Credit Agreement)

                                     none



                                SCHEDULE 6.18

                         Transactions with Affiliates

                    Wells-Gardner Electronics Corporation:


      Intercompany Sales and Purchases between Wells-Gardner Electronics
                                 Corporation

                                     and

                      American Gaming & Electronics, Inc.




      Intercompany Sales and Purchases between Wells-Gardner Electronics
                                 Corporation

                                     and

                         Wells Eastern Asia Displays





                     American Gaming & Electronics, Inc:

 Intercompany sales and Purchases between American Gaming & Electronics, Inc.

                                     and

                    Wells-Gardner Electronics Corporation




  Exhibits to the Secured Credit Agreement between Wells-Gardner Electronics
             Corporation and American Gaming & Electronics, Inc.



                                  EXHIBIT A

                        Form of Compliance Certificate

  Exhibits to the Secured Credit Agreement between Wells-Gardner Electronics
             Corporation and American Gaming & Electronics, Inc.



                                  EXHIBIT B

                     Form of Revolving Note and Term Note

  Exhibits to the Secured Credit Agreement between Wells-Gardner Electronics
             Corporation and American Gaming & Electronics, Inc.




                                  EXHIBIT C

                          Form of Security Agreement

  Exhibits to the Secured Credit Agreement between Wells-Gardner Electronics
             Corporation and American Gaming & Electronics, Inc.



                                  EXHIBIT D

                  Form of Facility Letter of Credit Request

  Exhibits to the Secured Credit Agreement between Wells-Gardner Electronics
             Corporation and American Gaming & Electronics, Inc.



                                  EXHIBIT E

               Form of Opinion of Outside Counsel For Borrower

  Exhibits to the Secured Credit Agreement between Wells-Gardner Electronics
             Corporation and American Gaming & Electronics, Inc.



                                  EXHIBIT F

                 Form of Written Money Transfer Instructions

  Exhibits to the Secured Credit Agreement between Wells-Gardner Electronics
             Corporation and American Gaming & Electronics, Inc.



                                  EXHIBIT G

                        Form of Stock Pledge Agreement

  Exhibits to the Secured Credit Agreement between Wells-Gardner Electronics
             Corporation and American Gaming & Electronics, Inc.



                                  EXHIBIT H

                          Borrowing Base Certificate

  Exhibits to the Secured Credit Agreement between Wells-Gardner Electronics
             Corporation and American Gaming & Electronics, Inc.



                                  EXHIBIT I

                Authorization to File UCC Financing Statements

                                                               EXECUTION COPY

           FIRST AMENDMENT TO SECURED CREDIT AGREEMENT DATED AS OF AUGUST 31, 2001 (AS AMENDED FROM TIME TO TIME, THE "AGREEMENT"), BY AND BETWEEN WELLS-GARDNER ELECTRONICS CORPORATION, AN ILLINOIS CORPORATION ("W-G"), AND AMERICAN GAMING & ELECTRONICS, INC., A NEVADA CORPORATION ("AGE"), ((W-G AND AGE HEREIN TOGETHER WITH THEIR SUCCESSORS AND ASSIGNS (IF, AND AS PERMITTED UNDER THE AGREEMENT)) ARE REFERRED TO JOINTLY AND INDIVIDUALLY AS THE "BORROWER") AND AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO (THE "BANK")


      This First Amendment to the Agreement ("Amendment") is entered into  as of September 6, 2001 by and between the Borrower and the Bank.


      All capitalized terms stated in this  Amendment and not defined  herein shall have the same meaning as set forth in the Agreement.


      WHEREAS, the Company and the Bank have agreed to amend the Agreement by reducing the Aggregate Revolving Commitment to $11,000,000 as stated herein.

 Now, therefore, in consideration of the fulfillment of each of the terms and conditions set forth herein, the parties hereto agree as follows:


           Section 1.     Amendments to Agreement.

           a.   The definition of "Aggregate Revolving Commitment" stated  in

 Section 1.1 of the Agreement is  amended to delete the number  "$12,000,000"

 therefrom and substitute therefor the number "$11,000,000".


           b.   The definition of "Borrowing Base"  stated in Section 1.1  of the Agreement is amended  to delete the  number "$12,000,000" therefrom  and substitute therefor the number "$11,000,000".

           c.   Section 2.1.4(a) of  the Agreement is  amended to delete  the

 number  "$12,000,000"   therefrom  and   substitute  therefor   the   number

 "$11,000,000".

           d.   The definition of  Revolving Note stated  in Section 1.1  and

 2.1.4(a) of the Agreement  is amended to include  the note substantially  in the form of  the Amended  and Restated  Revolving Note  attached hereto  and incorporated herein.


           Section 2.     Representations  and  Warranties.    The   Borrower

 represents and warrants that:

      a.   The representations and warranties contained in the Agreement  are true and correct in all material respects on and as of the date hereof as if such representations and  warranties had  been made on  and as  of the  date hereof (except to the extent any  such representation or warranty is  stated

 to relate solely to  an earlier date, in  which case such representation  or warranty is true  and correct in  all material respects  on and  as of  such earlier date); and


      b.   The Borrower is in  compliance with all  the terms and  provisions set forth in the Agreement and no Default or Unmatured Default has  occurred and is continuing.


      Section 3.     Conditions to Effectiveness.  This Amendment is  subject

 to the satisfaction in full of the following conditions precedent:


      a.   The  Lender  shall  have  received  executed  originals  of   this

 Amendment;


      b.   The Lender shall  have received an  executed Amended and  Restated

 Revolving Note; and


      c.   All legal matters incident to  this Amendment shall be  reasonably satisfactory to Neal, Gerber & Eisenberg, counsel for the Bank.


      Section 4.     Full Force  and Effect.    Except as  expressly  amended

 herein, the  Agreement  and  the Loan  Documents  are  hereby  ratified  and confirmed, and shall continue  in full force and  effect in accordance  with the provisions thereof on the date hereof.  As used in the Agreement and the

 Loan  Documents,  the   terms  "Agreement",   "this  Agreement",   "herein",

 "hereafter", "hereto", "hereof", and words of similar import, shall,  unless the context  otherwise  requires, mean  the  Agreement as  amended  by  this

 Amendment, and the term  "Revolving Note" or "Note"  shall mean and  include the Amended and Restated Revolving Note  substantially in the form  attached hereto.


      Section 5.     APPLICABLE LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND

 CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.


      Section 6.     Counterparts.  This Amendment may be executed in two  or

 more counterparts, each of  which shall constitute an  original, but all  of which when taken together shall constitute one instrument.


      Section 7.     Headings.  The  headings of this  Amendment are for  the

 purposes of reference  only and shall  not affect the  construction of  this

 Amendment.


      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date and year first above written.


                               BORROWER:
                               ---------

                               WELLS-GARDNER ELECTRONICS CORPORATION, an
                               Illinois corporation

                               By:  ________________________________________

                               Its: ________________________________________


                               AMERICAN GAMING & ELECTRONICS, INC., a Nevada corporation

                               By:  ________________________________________

                               Its: ________________________________________




                               LENDER:
                               -------

                               AMERICAN NATIONAL BANK AND TRUST COMPANY OF
                               CHICAGO


                               By:  ________________________________________

                               Its: ________________________________________

                     AMENDED AND RESTATED REVOLVING NOTE
                     -----------------------------------

 $11,000,000.00               Chicago, Illinois             September 6, 2001


      FOR VALUE RECEIVED, the undersigned, WELLS-GARDNER ELECTRONICS CORPORATION, an Illinois corporation ("W-G") and AMERICAN GAMING & ELECTRONICS, INC., a Nevada corporation ("AGE") (W-G and AGE are referred to herein both individually and jointly as "Borrower") jointly and severally promise to pay to the order of American National Bank and Trust Company of Chicago ("Bank"), at Bank's principal office at 120 South LaSalle Street Chicago, Illinois 60603 or at such other place or places as Bank may from time to time designate in writing, the principal sum of Eleven Million and No/100 Dollars ($11,000,000.00) or so much thereof as may from time to time be advanced hereunder, with interest on the principal balance outstanding from time to time, all as hereinafter set forth. The principal balance hereof may be borrowed, repaid and borrowed again, all in accordance with the Agreement (as defined below).

      The entire principal balance of this Note then outstanding, plus any accrued and unpaid interest thereon shall be due and payable on August 31, 2003, or such earlier date on which said amount shall become due and payable on account of acceleration by Bank (the "Maturity Date"). Borrower promises to pay to Bank interest in the amounts and at the times provided below. Borrower agrees that, on the Maturity Date, Borrower will pay to Bank the entire principal balance of this Note then outstanding, together with all accrued and unpaid interest, all penalties, charges and late payment fees hereunder.

      Except as hereinafter provided, Borrower's liabilities and obligations to Bank under this Note ("Borrower's Liabilities") shall bear interest from the date hereof until paid at a daily rate equal to the daily rate equivalent of the Prime Rate (as hereinafter defined) per annum or upon Borrower's proper election of the LIBOR Option (as defined in the Agreement) at the LIBOR Option Rate (as provided in the Agreement). All interest hereunder shall be computed on the basis of the actual number of days based upon a 360 day year. The Prime Rate of interest to be charged hereunder shall fluctuate hereafter from time to time concurrently with and in an amount equal to each increase or decrease in the Prime Rate.

      Borrower shall make successive monthly installment payments of interest commencing on August 31, 2001, and on the last day of each and every month thereafter through and including August 31, 2003.

      This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, that certain Secured Credit Agreement dated as of August 31, 2001 between the undersigned and the Bank (herein, as the same may be amended, modified or supplemented from time to time, called the "Agreement"). The Agreement, to which reference is hereby made, sets forth certain terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated. Payment upon this Note is secured by the property set forth in the Agreement and the Loan Documents. Terms used but not otherwise defined herein are used herein as defined in the Agreement. Any terms of this Note which are inconsistent with the Agreement shall be governed by the Agreement.

      If a Default shall occur, interest, in lieu of the interest hereinabove provided, whether or not a LIBOR Option is in effect, shall accrue hereunder from the date of the same until cured, if cure is allowed, at the rate of 3% per annum in excess of the Prime Rate in effect on the date of the Default, which rate shall change when and as said Prime Rate changes, computed on the basis of the actual number of days based on a 360 day year (the "Default Rate"). Such amounts shall be part of Borrower's Liabilities, immediately due and payable by Borrower to Bank without notice by Bank to or demand by Bank of Borrower.

      Except as provided otherwise in the Agreement, Borrower may prepay all or any portion of outstanding principal or interest or both under this Note at any time without notice, premium or penalty, provided that Borrower may not prepay any principal subject to a LIBOR Option until the termination of the LIBOR Interest Period for which the LIBOR Option was selected. Prepayments under this Note will be applied first, to accrued and unpaid interest and then to principal in inverse order of maturity.

      As used herein, the term "Prime Rate" shall mean the per annum rate of interest announced from time to time by Bank at its principal place of business as its prime, base or equivalent rate, which may or may not be the lowest rate of interest charged by Bank.

      Any check, draft or similar item of payment by or for the account of Borrower delivered to Bank on account of Borrower's Liabilities shall, provided the same is honored by Bank and final settlement thereof is reflected by irrevocable credit to Bank, be applied by Bank on account of Borrower's Liabilities when collected.

      Borrower warrants and represents to Bank that Borrower shall use the proceeds represented by this Note solely for proper business purposes, and consistently with all applicable laws and statutes. Borrower further warrants and represents to Bank and covenants with Bank that Borrower is not in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds represented by this Note will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

      The occurrence of any one of the following events shall constitute a default by Borrower ("Default") under this Note: (a) occurrence of a Default under the Agreement; (b) occurrence of a Default (after the expiration of any applicable notice, grace or cure periods) or an event of Default under any agreement, instrument or document heretofore, now or at any time or times hereafter delivered to Bank by any guarantor (if any) of Borrower's Liabilities to Bank.

      Subject to  the  terms of  the  Agreement, upon  a  Default  hereunder, without notice by Bank to or demand by Bank of Borrower, all of Borrower's Liabilities shall be due and payable, forthwith. The acceptance by Bank of any partial payment made hereunder after the time any of Borrower's Liabilities becomes due and payable will not establish a custom, or waive any rights of Bank to enforce prompt payment hereof. Borrower and every endorser hereof waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note.


      This Note and Borrower's Liabilities hereunder are secured by all security interests, liens and encumbrances heretofore, now or hereafter granted to Bank by Borrower and/or every guarantor (if any) of Borrower's Liabilities. Regardless of the adequacy of any collateral securing Borrower's Liabilities hereunder, any deposits or other sums at any time credited by or payable or due from Bank to Borrower, or any monies, cash, cash equivalents, securities, instruments, documents or other assets of Borrower in possession or control of Bank or its bailee for any purpose may in the event of a Default, be reduced to cash and applied by Bank to or set-off by Bank against Borrower's Liabilities hereunder.

      If at any time or times after the date of this Note, Bank: (a) employs counsel for advice or other representation (i) with respect to this Note or any collateral securing Borrower's Liabilities hereunder, (ii) to represent Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Bank, Borrower or any other person) in any way or respect relating to this Note, any collateral securing Borrower's Liabilities hereunder, or Borrower's affairs, or (iii) to enforce any rights of Bank against Borrower;
 (b) takes any action to protect, collect, sell, liquidate or otherwise dispose of any collateral securing Borrower's Liabilities hereunder, and/or
 (c) attempts to or enforces any of Bank's rights or remedies against Borrower or any guarantor of Borrower's Liabilities, the reasonable costs and expenses incurred by Bank in any manner or way with respect to the foregoing shall be part of Borrower's Liabilities hereunder, payable by Borrower to Bank on demand. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: (i) reasonable attorneys' fees, costs and expenses; (ii) accountants' fees, costs and expenses; (iii) court costs and reasonable expenses; (iv) court reporter fees, costs and expenses; (v) long distance telephone charges; (vi) air express and fax charges; and (vii) reasonable expenses for travel, lodging and food.

      If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the application of such provision to other parties or circumstances will not be affected thereby and the provisions of this Note shall be severable in any such instance.

      The provisions of this paragraph shall govern and control over any irreconcilably inconsistent provision contained in this Note or in any other document evidencing or securing the indebtedness evidenced hereby. Bank shall never be entitled to receive, collect, or apply as interest hereon (for purposes of this paragraph, the word "interest" shall be deemed to include any sums treated as interest under applicable law governing matters of usury and unlawful interest), any amount in excess of the Highest Lawful Rate (hereinafter defined) and, in the event Bank ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and shall be treated hereunder as such; and, if the principal of this Note is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, Borrower and Bank shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest,
 (ii) exclude voluntary prepayments and the effects thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of this

 Note, provided, that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence hereof exceeds the Highest Lawful Rate, Bank shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal of this Note, and, in such event, Bank shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Highest Lawful Rate. "Highest Lawful Rate" shall mean the maximum rate of interest which Bank is allowed to contract for, charge, take, reserve or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder.

      This Note is a renewal and replacement of the Revolving Note in the original principal amount of $12,000,000 made and delivered by Borrower to Bank as of August 31, 2001, and nothing contained herein or in the First Amendment to the Agreement dated as of September 6, 2001, shall be construed
 (a) to deem paid or forgiven the unpaid principal balance of, or unpaid accrued interest on, said Revolving Note outstanding at the time of its renewal and replacement by this Note, or (b) to release, cancel, terminate or otherwise adversely affect all or any part of any lien, assignment, security interest or other encumbrance heretofore granted to or for the benefit of the payee of said Revolving Note.

      This Note is submitted by Borrower to Bank at Bank's principal place of business and shall be deemed to have been made there at. This Note shall be governed and controlled by the internal laws of the State of Illinois.

      TO INDUCE BANK TO ACCEPT THIS NOTE, BORROWER, IRREVOCABLY, AGREES THAT, SUBJECT TO BANK'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS NOTE, SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. BORROWER HEREBY WAIVES ANY RIGHT BORROWER MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY BANK IN ACCORDANCE WITH THIS PARAGRAPH.

      All liabilities and obligations of Borrower under this Note (including, but not limited to, Borrower's Liabilities) are joint and several.

      BORROWER HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND BANK ARE PARTIES.

      IN WITNESS WHEREOF, the undersigned have executed and delivered this Note pursuant to proper authority duly granted, as of the date and year first above written.

                                WELLS-GARDNER

                                ELECTRONICS CORPORATION,

                                an Illinois corporation


                                By:  ________________________________________

                                Its: ________________________________________



                                AMERICAN GAMING &

                                ELECTRONICS, INC., a Nevada corporation



                                By:  ________________________________________

                                Its: ________________________________________